Form 10-K, Exhibit 13
period 2004-09-30
POCAHONTAS BANCORP INC
filed 2004-12-29
CIK 1051859

Exhibit 13

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

Set forth below are selected consolidated financial and other data of the Company. This information is derived in part from and should be read in conjunction with the Consolidated Financial Statements of the Company and its subsidiaries and the notes thereto presented elsewhere herein.

Selected Financial Condition Data

	At September 30
	2004	2003	2002	2001	2000
	(In Thousands)
Total assets	$719,908	$763,488	$617,016	$483,565	$401,105
Cash and cash equivalents	35,218	22,020	34,307	11,146	12,941
Cash surrender value of life insurance	7,684	7,341	6,883	6,589	6,158
Investment securities	246,834	298,973	125,465	79,650	128,618
Loans receivable	383,810	389,002	408,081	349,376	234,417
Federal Home Loan Bank Stock	7,926	5,584	2,126	3,787	5,988
Deposits	491,079	586,092	520,032	348,541	234,972
FHLB advances	153,897	100,694	22,137	73,316	117,990
Securities sold under agreements to repurchase	—	—	—	350	1,375
Stockholders’ equity	52,501	52,997	47,493	44,589	41,378

Summary of Operations

	Years Ended September 30
	2004	2003	2002	2001	2000
	(in Thousands)
Interest income	$36,080	$37,044	$34,107	$29,891	$29,927
Interest expense	16,658	19,241	17,200	19,099	19,724

Net interest income before provision for loan losses	19,422	17,803	16,907	10,792	10,203
Provision for loan losses	3,900	2,595	900	200	120

Net interest income after provision for loan losses	15,522	15,208	16,007	10,592	10,083
Noninterest income	5,673	10,552	5,196	3,616	3,102
Noninterest expense:
Compensation and benefits	9,540	10,444	8,201	8,102	4,383
Occupancy and equipment	2,723	2,654	2,419	1,278	996
Other	4,012	4,981	4,160	3,037	2,722

Total noninterest expense	16,275	18,079	14,780	12,417	8,101

Income before income taxes	4,920	7,681	6,423	1,791	5,084
Income tax provision	1,463	2,387	2,188	382	1,632

Net income	$3,457	$5,294	$4,235	$1,409	$3,452

Key Financial Ratios and Other Data (1):

	At or for the Year Ended September 30
	2004	2003	2002	2001	2000
Performance Ratios:
Return on average equity	6.63%	10.72%	9.15%	3.39%	7.79%
Return on average assets	0.47	0.77	0.80	0.35	0.80
Interest rate spread (2)	3.04	2.98	3.59	2.74	2.28
Net interest margin (2)	2.96	2.91	3.56	2.90	2.54
Noninterest expense to average assets	2.22	2.64	2.79	3.05	1.92
Net interest income after provision for loan losses to noninterest expense	95.38	84.12	107.56	84.99	124.00
Efficiency (5)	76.79	70.18	69.86	87.42	61.77

Asset Quality Ratios:
Average interest-earning assets to average interest-bearing liabilities	97.12	97.74	99.27	103.23	105.22
Nonperforming loans to net loans (3) (4)	1.22	1.44	0.78	1.81	0.86
Nonperforming assets to total assets (3) (4)	0.74	0.85	0.80	1.58	0.66
Allowance for loan losses to nonperforming loans (3) (4)	80.69	72.51	100.69	40.19	83.43
Allowance for loan losses to nonperforming loan assets (3) (4)	70.37	62.72	65.54	33.16	63.19
Allowance for loan losses to total loans (3)	0.96	1.03	0.77	0.72	0.71

Capital, Equity and Dividend Ratios:
Tangible capital (3)	6.88	6.40	6.40	7.14	8.92
Core capital (3)	6.88	6.40	6.40	7.14	8.92
Risk-based capital (3)	12.59	11.85	10.74	10.17	17.66
Average equity to average assets ratio	7.11	7.20	8.66	10.18	10.31
Dividend payout ratio	41.74	26.43	29.95	81.27	38.46

Per Share Data:
Dividends per share	$0.32	$0.32	$0.29	$0.26	$0.25
Book value per share (6)	$11.31	$11.65	$10.85	$9.98	$9.29
Basic earnings per share (7)	$0.77	$1.22	$0.96	$0.33	$0.67
Diluted earnings per share (8)	$0.75	$1.20	$0.96	$0.33	$0.67
Number of full service offices	18	20	23	21	14

(1)	With the exception of period end ratios, ratios are based on average monthly balances.

(2)	Interest rate spread represents the difference between the weighted average yield on average interest earning assets and the weighted average cost of average interest bearing liabilities, and net interest margin represents net interest income as a percent of average interest earning assets.

(3)	End of period ratio.

(4)	Nonperforming assets consist of nonperforming loans and real estate owned. Nonperforming loans consist of non-accrual loans while REO consists of real estate acquired in settlement of loans.

(5)	The efficiency ratio is the ratio of noninterest expense to the sum of net interest income and noninterest income.

(6)	This calculation is based on 4,641,717, 4,549,791, 4,376,295, 4,468,680, and 4,454,357 shares outstanding at September 30, 2004, 2003, 2002, 2001, and 2000, respectively.

(7)	This calculation is based on weighted average shares outstanding of 4,470.913, 4,345,113, 4,400,027, 4,295,002, and 5,166,038 for the fiscal years ended September 30, 2004, 2003, 2002, 2001 and 2000, respectively.

(8)	This calculation is based on weighted average shares outstanding of 4,597,097, 4,414,843, 4,428,924, 4,295,793, and 5,172,751 for the fiscal years ended September 30, 2004, 2003, 2002, 2001 and 2000 respectively.

QUARTERLY FINANCIAL DATA (UNAUDITED)

The following tables represent summarized data for each of the four quarters in the years ended September 30, 2004 and 2003:

	2004
	(in thousands, except per share data)
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest income	$8,780	$8,703	$9,142	$9,453
Interest expense	4,131	3,945	4,106	4,475

Net interest income	4,649	4,758	5,036	4,978
Provision for loan losses	2,750	650	350	150

Net interest income after provision for loan losses	1,899	4,108	4,686	4,828
Non-interest income	1,403	1,290	1,607	1,373
Non-interest expense	4,033	3,995	4,114	4,132

Income (loss) before income taxes	(731)	1,403	2,179	2,069
Income tax expense (benefit)	(464)	476	747	704

Net income (loss)	$(267)	$927	$1,432	$1,365

Basic earnings (loss) per share	$(0.06)	$0.21	$0.32	$0.30
Diluted earnings (loss) per share	$(0.06)	$0.20	$0.31	$0.30

During the fourth quarter of the year ended September 30, 2004, events occurred relative to the financial performance of certain borrowers and their properties collateralizing loans to the Company which had a significant effect on the results of operations of the Company for the quarter. During the quarter, a borrower with loans totaling approximately $3,600,000 filed bankruptcy. Subsequent to the filing, it was determined that certain collateral would not be available for recovery by the Company. As a result of these and other factors, a provision for loan losses was recognized on the loans to this borrower totaling approximately $1,200,000. Additionally, collateral pledged on loans of other borrowers was determined to not be of adequate value to provide for full loan repayment for varied reasons including deterioration of operations of businesses occupying collateral properties, slow lot sales of developers, sales of lots by developers at prices less than those used in the appraisals of the collateral properties, borrower legal entanglements, bankruptcy losses and other reasons. As a result of the evaluation of collateral values of these other borrowers, the Company recorded a provision for loan losses of approximately $1,600,000 bringing the total provision for loan losses for the quarter to $2,750,000.

	2003
	(in thousands, except per share data)
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest income	$9,377	$9,386	$9,233	$9,046
Interest expense	4,790	5,010	4,804	4,636

Net interest income	4,587	4,376	4,429	4,410
Provision for loan losses	1,100	650	100	745

Net interest income after provision for loan losses	3,487	3,726	4,329	3,665
Non-interest income	3,851	2,353	1,677	2,671
Non-interest expense	4,880	4,422	4,324	4,453

Income before income taxes	2,458	1,657	1,682	1,883
Income tax expense	554	505	657	670

Net income	$1,904	$1,152	$1,025	$1,213

Basic earnings per share	$0.43	$0.26	$0.24	$0.28
Diluted earnings per share	$0.42	$0.26	$0.24	$0.28

MARKET FOR REGISTRANT’S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Trading in Common Stock and Related Matters

The Registrant’s common stock is traded on the NASDAQ National Market System using the symbol “PFSL.”

The following table shows the quarterly range of bid prices for the Company’s common stock during fiscal 2004 and 2003. This information has been obtained from monthly statistical stock summaries provided by the NASDAQ Stock Market. As of December 20, 2004, there were 4,641,717 shares of common stock issued and outstanding and 722 stockholders of record.

Quarter Ended	High Bid	Low Bid
December 31, 2003	$16.57	$13.06
March 31, 2004	$16.75	$15.26
June 30, 2004	$18.11	$16.75
September 30, 2004	$17.51	$16.25

Quarter Ended	High Bid	Low Bid
December 31, 2002	$11.130	$9.900
March 31, 2003	11.400	10.900
June 30, 2003	12.820	11.110
September 30, 2003	13.500	12.310

Cash Dividends Declared in Fiscal 2004:

Record Date	Payment Date	Dividend Per Share
December 15, 2003	January 5, 2004	$0.08
March 20, 2004	April 5, 2004	$0.08
June 15, 2004	July 5, 2004	$0.08
September 15, 2004	October 4, 2004	$0.08

Cash Dividends Declared in Fiscal 2003:

Record Date	Payment Date	Dividend Per Share
December 13, 2002	January 3, 2003	$0.08
March 21, 2003	April 3, 2003	$0.08
June 13, 2003	July 3, 2003	$0.08
September 15, 2003	October 3, 2003	$0.08

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward- Looking Statements

When used in this Annual Report, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the market area of Pocahontas Bancorp, Inc. (the “Company”), changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically disclaims any obligation, to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Overview - The Company is a savings and loan holding company headquartered in Jonesboro, Arkansas. The Company has no substantial operations other than serving as the holding company of its wholly owned subsidiary, First Community Bank (the “Bank”).

The Bank is a community-oriented federally chartered savings and loan association regulated by the Office of Thrift Supervision (OTS). The Bank has a total of 18 locations concentrated in the Northeast Arkansas counties of Craighead, Clay, Green, Jackson, Lawrence, Poinsett, Randolph and Sharp. Southern Mortgage Company, a mortgage company located in Tulsa, Oklahoma, is a wholly owned subsidiary of the Bank.

Our primary business consists of acting as a financial intermediary by attracting deposits from the general public and using such funds, together with borrowings and other funds, to originate loans and invest in securities. Mortgage loans consist primarily of single family residential and commercial real estate located in the Company’s primary market areas. In addition to mortgage loans the Company uses funds to originate construction, consumer and commercial business loans and to purchase investment securities.

During 2002 and 2003, the company acquired four financial institutions which have added significantly to growth. In fiscal 2004, the Company turned its attention to integrating and streamlining operations, cutting costs and organic growth. The Company is constructing two new branch locations in northeast Arkansas, (one in Jonesboro and the other in Paragould). A new mall is scheduled to open in Jonesboro and we expect to open a location there. We are also expanding our operations in Tulsa, Oklahoma, having purchased a building there early in fiscal 2005 to offer full service to our customers there.

General

The Company’s net income is primarily affected by its net interest income, which is the difference between interest income earned on its loan, mortgage-backed securities, and investment portfolios, and its cost of funds consisting of interest paid on deposits and borrowed funds, including FHLB advances. The Company’s net income also is affected by its provisions for losses on loans and investments in real estate, as well as the amount of noninterest income (including fees and service charges and gains or losses on sales of loans), and noninterest expense, including compensation and benefits, occupancy and equipment expense, data processing expense, and income taxes. Net income of the Company also is affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies, and actions of regulatory authorities.

Off-Balance Sheet Arrangements

The Company, in the normal course of business, makes commitments to buy or sell assets or to incur or fund liabilities. Commitments include, but are not limited to the origination, purchase, or sale of loans, the purchase of investment securities, fulfillment of commitments under letters-of-credit, extensions of credit on home equity lines of credit and construction loans, and the commitment to fund withdrawals of savings accounts at maturity. A discussion of significant commitments under which the Company may be held contingently liable, including guarantee arrangements, is include in Note 20 – “Off-Balance Sheet Arrangements and Commitments” to the Consolidated Financial Statements.

The Company may also have liabilities under certain contractual agreements contingent upon occurrence of certain events. The following table presents, as of September 30, 2004, the future payments on our significant contractual obligations.

	Payments Due by Period (in thousands)
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	After 5 years
Loan rate lock agreements	$4,078	$4,078	$—	$—	$—
Operating lease obligations	553	116	231	160	46
Certificates of deposit maturities	240,765	172,538	42,427	25,800	—
FHLB advances maturities	153,897	23,273	109,034	15,228	6,362

Total off-balance sheet items	$399,293	$200,005	$151,692	$41,188	$6,408

2004 Highlights - Net income for the year ended September 30, 2004 was $3.5 million, compared to net income of $5.3 million for the year ended September 30, 2003, a decrease of $1.8 million or 34.7%. Basic earnings per share was $0.77 and diluted earnings per share was $0.75 for the year ended September 30, 2004 compared to basic earnings per share of $1.22 and diluted earnings per share of $1.20 for the year ended September 30, 2003.

Our efforts to manage interest rate risk and control our cost of funds during 2004 resulted in a $1.6 million increase in net interest income for the year ended September 30, 2004 compared to the year ended September 30, 2003. Improving efficiency and streamlining operations decreased total operating expenses by $1.8 million, or 10% during 2004 compared to 2003. During the year a large commercial customer filed bankruptcy which necessitated a $1.2 million increase in provision for loan losses. Additionally, several other borrowers, particularly those in one geographic area gained in the acquisition in 2002 of a banking institution, became troubled. Ultimately, the collateral on those loans was determined to be less than sufficient to assure recovery of these collateral dependent loans. Consequently, an additional $1.6 million of provision for losses was necessary on these loans. All of this plus normal loss occurrences contributed to an increase in the provision for loan loss to $3.9 million during 2004 from $2.6 million in 2003. Decreased demand for single-family loans in our market area during fiscal 2004 resulted in fewer loan originations and a decrease in gain on sale of loans of $2.0 million, or 62.2%. During the year ended September 30, 2003 we sold branch locations that resulted in a gain of $2.4 million that was not repeated during the year ended September 30, 2004.

Critical Accounting Policies - In preparing financial information, management is required to make significant estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses for the periods shown. The accounting principles followed by the Company and the methods of applying these principles conform with accounting principles generally accepted in the United States and general banking practices. Estimates and assumptions most significant to the Company are related primarily to allowance for loan losses and goodwill and are summarized in the following discussion and the notes to the Consolidated Financial Statements.

The Company has established a systematic method of reviewing the credit quality of the loan portfolio in order to establish a sufficient allowance for losses on loans. The allowance for losses on loans is based on management’s current judgments about the credit quality of individual loans and segments of the loan portfolio. The allowance for losses on loans is established through a provision for loan losses based on management’s evaluation of the risk inherent in the loan portfolio, and considers all known internal and external factors that affect loan collectability as of the reporting date. Such evaluation, which includes a review of all loans on which full collectability may not be reasonably assured, considers among other matters, the estimated net realizable value or the fair value of the underlying collateral, economic conditions, historical loan loss experience, management’s knowledge of inherent risks in the portfolio that are probable and reasonably estimable, and other factors that warrant recognition in providing an appropriate loan loss allowance. Although we believe that we have established and maintained the allowance for loan losses at adequate levels, different assumptions used in evaluating the adequacy of the allowance could result in material changes in the Company’s consolidated financial condition and results of operations. The Company’s policies and methodology for determining the allowance involve a high degree of estimation and complexity and require subjective judgments about uncertain matters.

The Company’s goodwill (the amount paid in excess of fair value of acquired net assets) is reviewed at least annually to ensure that there have been no events or circumstances resulting in an impairment of the recorded amount of excess purchase price. Adverse changes in the economic environment, operations of acquired business units, or other factors could result in a decline in projected fair values. If the estimated fair value is less than the carrying amount, a loss would be recognized to reduce the carrying amount to implied fair value.

Management has discussed the development and selection of these critical accounting policies with the Audit Committee of the Board of Directors.

Balance Sheet Analysis and Comparison of Results of Operations for the Years Ended September 30, 2004 and 2003

The following table shows the variance in dollars and percent change between the Consolidated Statements of Financial Condition at September 30, 2004 and September 30, 2003:

	September 30,
	2004	2003	Variance	% Change
	(Amounts in thousands)
	(Unaudited)
ASSETS
Cash	35,218	22,020	13,198	59.94%
Cash surrender value of life insurance	7,684	7,341	343	4.67%
Securities held-to-maturity, at amortized cost	86,201	5,404	80,797	1495.13%
Securities available-for-sale, at fair value	160,633	293,569	(132,936)	-45.28%
Trading securities, at fair value	1,982	1,497	485	32.40%
Loans receivable, net	382,316	385,872	(3,556)	-0.92%
Loans receivable held for sale	1,494	3,130	(1,636)	-52.27%
Accrued interest receivable	4,196	5,161	(965)	-18.70%
Premises and equipment, net	13,762	13,999	(237)	-1.69%
Federal Home Loan Bank Stock, at cost	7,926	5,584	2,342	41.94%
Goodwill	8,848	8,848	—	0.00%
Core deposit premiums, net	6,297	7,880	(1,583)	-20.09%
Other assets	3,351	3,183	168	5.28%

TOTAL ASSETS	719,908	763,488	(43,580)	-5.71%

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits	491,078	586,092	(95,014)	-16.21%
Federal Home Loan Bank advances	153,897	100,694	53,203	52.84%
Deferred compensation	2,430	2,885	(455)	-15.77%
Accrued expenses and other liabilities	3,060	3,899	(839)	-21.52%
Trust preferred securities	16,942	16,921	21	0.12%

Total liabilities	667,407	710,491	(43,084)	-6.06%
STOCKHOLDERS’ EQUITY:
Common stock	76	75	1	1.33%
Additional paid-in capital	57,448	56,534	914	1.62%
Unearned ESOP Shares	(2,116)	(538)	(1,578)	293.31%
Accumulated other comprehensive income (loss)	(717)	899	(1,616)	-179.76%
Retained earnings	22,213	20,199	2,014	9.97%

	76,904	77,169	(265)	-0.34%
Less treasury stock, at cost	(24,403)	(24,172)	(231)	0.96%
Total stockholders’ equity	52,501	52,997	(496)	-0.94%

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	719,908	763,488	(43,580)	-5.71%

The following table shows the variance in dollars and percent change between the Consolidated Statements of Income for the years ended September 30, 2004 and 2003:

	September 30,
	2004	2003	Variance	% Change
	(amounts in thousands)
INTEREST INCOME:
Loans receivable	23,998	26,260	(2,262)	-8.6%
Investment securities	12,082	10,784	1,298	12.0%

Total interest income	36,080	37,044	(964)	-2.6%
INTEREST EXPENSE:
Deposits	11,620	16,668	(5,048)	-30.3%
Borrowed funds	3,751	1,281	2,470	192.8%
Trust preferred securities	1,287	1,293	(6)	-0.5%

Total interest expense	16,658	19,242	(2,584)	-13.4%
NET INTEREST INCOME	19,422	17,802	1,620	9.1%
PROVISION FOR LOAN LOSSES	3,900	2,595	1,305	50.3%

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	15,522	15,207	315	2.1%
OTHER INCOME:
Fees and service charges	3,082	3,595	(513)	-14.3%
Gain on sale of loans	1,239	3,278	(2,039)	-62.2%
Gain (loss) on sale of securities	386	324	62	19.1%
Trading gains, net	398	378	20	5.3%
Gain on sale of branches	137	2,412	(2,275)	-94.3%
Other	430	566	(136)	-24.0%

Total other income	5,672	10,553	(4,881)	-46.3%

OPERATING EXPENSE:
Compensation and benefits	9,540	10,444	(904)	-8.7%
Occupancy and equipment	2,723	2,654	69	2.6%
Insurance premiums	335	329	6	1.8%
Professional fees	826	1,073	(247)	-23.0%
Data processing	675	735	(60)	-8.2%
Advertising and donations	408	601	(193)	-32.1%
Office supplies	234	338	(104)	-30.8%
REO and other repossessed assets	321	538	(217)	-40.3%
Other	1,212	1,367	(155)	-11.3%

Total operating expense	16,274	18,079	(1,805)	-10.0%

INCOME BEFORE INCOME TAXES	4,920	7,681	(2,761)	-35.9%
INCOME TAXES	1,463	2,387	(924)	-38.7%

NET INCOME	3,457	5,294	(1,837)	-34.7%

Investment Activities - The Company’s investment portfolio, including FHLB stock, and trading securities, consists of mortgage-backed securities, obligations of the United States Government and agencies thereof, municipal bonds, corporate bonds, interest-earning deposits in other institutions and equity investments. Over 85% of the Company’s investment portfolio is held in mortgage-backed securities; these securities are backed by pools of mortgages that can be composed of either fixed-rate mortgages or ARM loans. We invest in mortgage-backed securities to supplement local single-family loan originations as well as to reduce interest rate risk exposure, because mortgage-backed securities are more liquid than mortgage loans. In the current, ongoing, low interest rate environment, mortgages with higher interest rates are continuing to prepay resulting in large monthly principal payments on the Company’s mortgage-backed securities. Investment balances have decreased $52.1 million during the year ended September 30, 2004 due primarily to $69.9 million in principal paydowns and maturities and the sale and call of $92.7 million in securities, which was partly offset by $112.6 million in securities purchased. As interest rates have begun to rise, and higher-yielding products have become available, the Company’s relatively lower-yielding investment portfolio has declined in market value, resulting in accumulated other comprehensive loss of $717,000 at September 30, 2004 compared to accumulated other comprehensive income of $899,000 at September 30, 2003. Accumulated other comprehensive income (loss) is reported in the equity section of our Consolidated Financial Statements and is considered a temporary impairment; the Company has the intent and ability to hold its investments until the fair market value of the portfolio recovers. During the year ended September 30, 2004, the Company analyzed the classification of securities and subsequently transferred $86.1 million of securities from available for sale to held to maturity.

Loans receivable, net - The Company’s net loan portfolio including loans held for sale, consists primarily of first mortgage loans collateralized by single-family residential real estate, multifamily residential real estate, commercial real estate and agricultural real estate located in the Company’s primary market area or in counties contiguous with the Company’s market area. To reduce interest rate risk exposure, and satisfy consumer demand for fixed-rate mortgage loans during the period of historically low interest rates, the Company has been focusing more on originating fixed-rate loans to sell individually into the secondary market, retaining the servicing rights and customer relationships.

As interest rates on loans have increased, the Company has experienced a reduction in the demand for fixed-rate mortgages during the year ended September 30, 2004, compared to the year ended September 30, 2003. During the year ended September 30, 2004, the Company recognized a $1.2 million gain on the sale of $27.4 million of loans held for sale, compared to a $3.3 million gain on the sale of $79.1 million of loans held for sale during the year ended September 30, 2003. In addition to the subdued refinancing environment during the year ended September 30, 2004, the $3.3 million gain on sale of loans for the year ended September 30, 2003 included the sale of a loan package that provided $0.6 million of the gain on sale of loans.

The Company’s net loan portfolio also includes commercial business loans (i.e., crop production, equipment and inventory loans), and other consumer loans, including loans secured by automobiles and deposit accounts. The composition of the Company’s loan portfolio began to change in 2001, due to acquisitions of other banking institutions, to include a larger percentage of commercial loans; the Company intends to continue to increase the commercial loan portfolio through originations. During the year ended September 30, 2004, the Company’s commercial loan portfolio decreased less than 2%.

Nonperforming Loans and Loan Loss Provisions - The allowance for loan losses is established through a provision for loan losses based on management’s quarterly asset classification review and evaluation of the risk inherent in the Company’s loan portfolio and changes in the nature and volume of its loan activity. Such evaluation, which includes a review of all loans on which full collection may not be reasonably assured, considers among other matters, the estimated value of collateral, cash flow analysis, historical loan loss experience, and other factors that warrant recognition in providing allowances.

A provision of $3.9 million was made during the year ended September 30, 2004. The Company’s allowance for loan losses totaled $3.8 million, or 1.0% of total loans at September 30, 2004 compared to $4.1 million, or 1.0% of total loans, at September 30, 2003, a decrease of $0.3 million or 7.3%. Charge offs, net of recoveries totaled $4.2 million or 1.1% of total loans, for the year ended September 30, 2004. Approximately one third of the current year provision resulted from a loss on a large commercial loan following management’s determination that the value of the loan’s collateral was inadequate to secure the loan. The remaining provision resulted from management’s determinations of collateral value inadequacies on loans to various other borrowers. Total nonperforming loans decreased to $4.7 million at September 30, 2004 from $5.6 million at September 30, 2003, a decrease of $0.9 million. Based on presently available information, management believes that the current allowance for loan losses is appropriate. Changing economic and other conditions, as well as increased emphasis on commercial loan origination, may require future adjustments and increases to the allowance for loan losses.

During the last three fiscal years, the Company has completed separate acquisitions of four banks. The loans acquired as part of these acquisitions have contributed to the increase in the balance of nonperforming loans in the Company’s portfolio; of the $4.7 million in nonperforming loans as of September 30, 2004, $1.6 million, or 34.0% were loans acquired as part of the bank acquisitions. Nonperforming commercial loans have increased $1.0 million from portfolios acquired in bank acquisitions. We believe that the increase in nonperforming commercial loans is a result of a lower quality of underwriting and collection efforts at the acquired institutions prior to the Company’s acquisition of the institutions compared to the Company’s underwriting and collection efforts. At the acquisition dates, approximately $2.0 million of allowance was transferred. Since the acquisition dates, approximately $4.2 million in charge offs have been recorded relative to loans acquired in these acquisitions.

Loans are placed on non-accrual status when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income and a corresponding specific interest reserve is established. The Bank generally does not accrue interest on loans past due 90 days or more. Loans may be reinstated to accrual status when payments are made to bring the loan under 90 days past due and, in the opinion of management, collection of the remaining balance can be reasonably expected. Delinquent loans 90 days or more past due decreased $0.9 million or 16.1% to $4.7 million at September 30, 2004 from $5.6 million at September 30, 2003. The balance of interest income not recognized by the Company on the non-accrual loans was $0.5 million at September 30, 2004 compared to $0.4 million at September 30, 2003. There was no interest income recognized on non-accrual loans during the periods.

Deposits and FHLB Advances - Deposits are a significant source of the Company’s funds for lending and other investment purposes. In addition to deposits, the Company derives funds from FHLB advances, the amortization and prepayment of loans and mortgage-backed securities, the sale or maturity of investment securities, and operations. Scheduled loan principal repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are influenced significantly by general interest rates and market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources or on a longer-term basis for general business purposes.

Historically, deposits have provided the Company with a stable source of relatively low cost funding. The market for deposits is competitive, which had caused the Company to utilize primarily certificate accounts that are more responsive to market interest rates rather than passbook accounts. The Company offers a traditional line of deposit products that currently includes checking, interest-bearing checking, savings, certificates of deposit, commercial checking and money market accounts. Total deposit balances by category were as follows:

	September 30, 2004	September 30, 2003
	(amounts in thousands)
Checking Accounts	$203,471	$239,148
Passbook Savings Accounts	48,146	72,040
Certificate Accounts	239,461	274,904

	$491,078	$586,092

Total deposits decreased $95.0 million or 16.2% during the year ended September 30, 2004. Contributing to the decrease in deposits was the sale of the Company’s branch office in Strawberry, Arkansas, which had total deposits of $12.7 million at September 30, 2003 and $10.5 million when sold. The decrease in savings accounts was primarily due to a decrease in balances held in customers’ Christmas Club accounts during 2004. Recent efforts to control cost of funds and manage interest rate risk have caused the Company to shift some of the focus off of certificate accounts to low rate FHLB advances, resulting in a decrease in the balance of those deposits. The cost on average certificate accounts for the year ended September 30, 2004 was 2.77%, down 100 basis points from 3.77% for the year ended September 30, 2003.

FHLB advances are collateralized by the Bank’s stock in the FHLB, investment securities and a blanket lien on the Bank’s mortgage portfolio. Such advances are made pursuant to different credit programs, each of which has its own interest rate and range of maturities. The maximum amount that the FHLB will advance to member institutions, including the Bank, for purposes other than meeting withdrawals, fluctuates from time to time in accordance with the policies of the FHLB. The maximum amount of FHLB advances to a member institution generally is reduced by borrowings from any other source. The Company also relies upon FHLB advances as a source to fund assets. At September 30, 2004, FHLB advances totaled $153.9 million, with an average cost of 3.05% compared to $100.7 million, with an average cost of 3.91% at September 30, 2003. Based on the current level of advances, asset size and available collateral under the FHLB programs, the Bank at September 30, 2004, estimates that an additional $103.8 million of funding is available from FHLB advances.

Accrued expenses and other liabilities - Accrued expenses and other liabilities includes items such as the Company’s accrual for income taxes, accounts payable, escrowed taxes and insurance and other miscellaneous obligations that may occur during the normal course of business. Accrued expenses and other liabilities decreased $0.8 million or 21.5% during the year ended September 30, 2004 to $3.1 million from $3.9 million at September 30, 2003. The decrease was primarily the result of the change in the Company’s deferred tax liability to a deferred tax asset, due to the changes outlined in the notes to the Consolidated Financial Statements.

Stockholders’ equity - The Company’s book value per share was $11.31 at September 30, 2004 compared to $11.65 at September 30, 2003. The Company’s average capital ratio, average capital to average assets, was 7.11% for the year ended September 30, 2004 compared to 7.20% for the year ended September 30, 2003. The change in accumulated other comprehensive income (loss) on securities and unearned ESOP shares were the primary reasons for the decrease in stockholders’ equity at September 30, 2004 compared to September 30, 2003.

Net interest income - The Company utilized low rate advances from the FHLB and sold long-term fixed rate mortgages in the secondary mortgage market during 2004 to manage interest rate risks and control cost of funds as interest rates fluctuated. This strategy resulted in a $1.6 million increase in net interest income for the year ended September 30, 2004 compared to the year ended September 30, 2003. The cost on average interest bearing liabilities decreased 60 basis points while the yield on average interest earning assets decreased 55 basis points when comparing the year ended September 30, 2004 to the year ended September 30, 2003. The Company’s net interest rate spread increased to 3.04% for the year ended September 30, 2004 compared to 2.98% for the year ended September 30, 2003. Net interest margin increased to 2.96% for the year ended September 30, 2004 compared to 2.91% for the year ended September 30, 2003.

The table below analyzes net interest income by component and in terms of changes in the volume of interest-earning assets and interest-bearing liabilities and the changes in the related yields and rates for the year ended September 30, 2004, compared to the year ended September 30, 2003.

Rate/Volume Analysis (in thousands)

	2004 vs 2003				2003 vs 2002
	Increase/(Decrease) Due to			Total Increase (Decrease)	Increase/(Decrease) Due to			Total Increase (Decrease)

	Volume	Rate	Rate/ Volume		Volume	Rate	Rate/ Volume
Interest income:
Loans receivable	$(425)	$(1,896)	$59	$(2,262)	$2,865	$(2,935)	$(334)	$(404)
Investment securities	5,114	(2,591)	(1,225)	1,298	6,156	(1,538)	(1,277)	3,341

Total interest-earning assets	4,689	(4,487)	(1,166)	(964)	9,021	(4,473)	(1,611)	2,937

Interest expense:
Deposits	(610)	(4,611)	173	(5,048)	5,105	(1,733)	(668)	2,704
Borrowed funds	5,774	(599)	(2,705)	2,470	512	(968)	(250)	(706)
Trust Preferred	2	(8)	0	(6)	64	(19)	(2)	43

Total interest-bearing liabilities	5,166	(5,218)	(2,532)	(2,584)	5,681	(2,720)	(920)	2,041

Net change in net interest income	$(477)	$731	$1,366	$1,620	$3,340	$(1,753)	$(691)	$896

The following tables summarize rates, yields and balances of average assets and liabilities for the periods indicated:

Average Balance Sheets (Dollars in thousands)

	Years Ended September 30
	2004			2003			2002
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Interest-earning assets: (1)
Loan receivable, net (6)	$388,679	$23,998	6.17%	$391,588	$26,260	6.71%	$353,585	$26,664	7.54%
Investment securities	267,114	12,082	4.52	221,182	10,784	4.88	121,083	7,443	6.15

Total interest- earning assets	655,793	36,080	5.50%	612,770	37,044	6.05%	474,668	34,107	7.19%
Noninterest-earning cash	33,341			29,453			20,559
Other noninterest- earning assets	44,009			43,452			39,201

Total assets	$733,143			$685,675			$534,428

Interest-bearing liabilities:
Demand deposits	$287,682	$4,765	1.66%	$278,990	$5,436	1.95%	$147,789	$1,988	1.35%
Time deposits	247,504	6,855	2.77	298,290	11,232	3.77	274,805	11,976	4.36
Borrowed funds (5)	123,107	3,751	3.05	32,764	1,281	3.91	39,495	1,987	5.03
Trust Preferred	16,933	1,287	7.60	16,911	1,292	7.64	16,087	1,249	7.76

Total interest- bearing liabilities	675,226	16,658	2.47%	626,955	19,241	3.07%	478,176	17,200	3.60%

Noninterest-bearing liabilities (2)	5,793			9,346			9,959

Total liabilities	681,019			636,301			488,135
Stockholders’ equity	52,124			49,374			46,293

Total liabilities and stockholders’ equity	$733,143			$685,675			$534,428

Net interest income		$19,422			$17,803			$16,907

Net interest rate spread (3)			3.04%			2.98%			3.59%

Interest-earning assets and net interest margin (4)	$655,747		2.96%	$612,770		2.91%	$474,668		3.56%

Ratio of average interest- earning assets to average interest-bearing liabilities			97.12%			97.74%			99.27%

(1)	All interest-earning assets are disclosed net of loans in process, unamortized yield adjustments, and valuation allowances.

(2)	Escrow accounts are noninterest-bearing and are included in noninterest-bearing liabilities.

(3)	Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(4)	Net interest margin represents the net interest income as a percentage of average interest-earning assets.

(5)	Includes FHLB advances and securities sold under agreements to repurchase.

(6)	Does not include interest on nonaccrual loans. Non-performing loans are included in loans receivable, net.

Other income - In addition to the decrease in gain on sale of loans, the decrease in loan originations and deposits during the year ended September 30, 2004 compared to the year ended September 30, 2003, contributed to a decrease in income from fees and service charges. The decrease in the gain on the sale of branches for the year ended September 30, 2004 compared to the year ended September 30, 2003 also contributed to the decrease in other income.

Operating expense – The decrease in total operating expense was the result of management’s ongoing efforts to monitor expenses and increase efficiency and to decreased expenses as a result of closed branches. Compensation expense decreased by $0.9 million due in part to a decrease in commissions paid to loan personnel resulting from the decrease in loan originations, as well as the recognition of $0.2 million in additional expense in 2003 related to a deferred compensation agreement entered into with a retiring officer of the Company during the year ended September 30, 2003. Due to the growth of the Company during the last several years, we engaged a consulting firm during 2003 to assist us with new regulatory compliance issues that resulted in increased professional fees for the year ended September 30, 2003 compared to the same period in 2004. Lower provisions for losses associated with the disposal of foreclosed real estate owned during 2004 resulted in a $0.2 million decrease in 2004 compared to 2003.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

General. It is the objective of the Company to minimize, to the degree prudently possible, its exposure to interest rate risk, while maintaining an acceptable interest rate spread. Interest rate spread is the difference between the Company’s yield on its interest-earning assets and its cost of interest-bearing liabilities. Interest rate risk is generally understood to be the sensitivity of the Company’s earnings, net asset values, and stockholders’ equity to changes in market interest rates.

Changes in interest rates affect the Company’s earnings. The effect on earnings of changes in interest rates generally depends on how quickly the Company’s yield on interest-earning assets and cost of interest-bearing liabilities react to the changes in market rates of interest. If the Company’s cost of deposit accounts reacts more quickly to changes in market interest rates than the yield on the Company’s mortgage loans and other interest-earnings assets, then an increasing interest rate environment is likely to adversely affect the Company’s earnings and a decreasing interest rate environment is likely to favorably affect the Company’s earnings. On the other hand, if the Company’s yield on its mortgage loans and other interest-earnings assets reacts more quickly to changes in market interest rates than the Company’s cost of deposit accounts, then an increasing rate environment is likely to favorably affect the Company’s earnings and a decreasing interest rate environment is likely to adversely affect the Company’s earnings.

Net Portfolio Value. The value of the Company’s loan and investment portfolio will change as interest rates change. Rising interest rates will generally decrease the Company’s net portfolio value (“NPV”), while falling interest rates will generally increase the value of that portfolio. The table below sets forth, quantitatively, as of September 30, 2004, the estimate of the projected changes in NPV in the event of a 100, 200, and 300 basis point instantaneous and permanent increase and a 100 basis point decrease in market interest rates. Due to the current low prevailing interest rate environment, the changes in NPV is not estimated for a decrease in interest rates of 200 or 300 basis points.

Change in Interest Rates in Basis Points (Rate Shock)					Change in NPV as a Percentage of Estimated Market Value of Assets

	Net Portfolio Value			Ratio
	Amount	$ Change	% Change
	(Dollars in Thousands)
+300	$49,510	$(26,034)	(34.0)%	7.12%	(3.19)%
+200	58,401	(17,143)	(23.0)%	8.25%	(2.06)%
+100	67,299	(8,244)	(11.0)%	9.33%	(0.97)%
0	75,544	—	0.0%	10.30%	0.00%
-100	80,450	4,906	6.0%	10.84%	0.54%

Computations of prospective effects of hypothetical interest rate changes are calculated by the OTS from data provided by the Company and are based on numerous assumptions, including relative levels of market interest rates, loan repayments and deposit runoffs, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Company may undertake in response to changes in interest rates.

Management cannot predict future interest rates or their effect on the Company’s NPV in the future. Certain shortcomings are inherent in the method of analysis presented in the computation of NPV. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. Additionally, certain assets, such as adjustable rate loans, which represent the Company’s primary loan product, have features that restrict changes in interest rates during the initial term and over the remaining life of the asset. In addition, the proportion of adjustable rate loans in the Company’s portfolio could decrease in future periods due to refinancing activity if market rates decrease. Further, in the event of a change in interest rates, prepayment and early withdrawal levels could deviate significantly from those assumed in the table. Finally, the ability of many borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Pocahontas Bancorp, Inc.

Jonesboro, Arkansas

We have audited the accompanying consolidated statements of financial condition of Pocahontas Bancorp, Inc. and subsidiaries (the “Company”) as of September 30, 2004 and 2003, and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended September 30, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2004, in conformity with accounting principles generally accepted in the United States of America.

Little Rock, Arkansas

December 22, 2004

ITEM 8	FINANCIAL STATEMENTS

POCAHONTAS BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

SEPTEMBER 30, 2004 AND 2003

	2004	2003
ASSETS
Cash and due from banks:
Interest bearing	$18,145	$13,978
Noninterest bearing	35,200,346	22,006,511

	35,218,491	22,020,489
Cash surrender value of life insurance	7,684,251	7,340,618
Securities held-to-maturity, at amortized cost (fair value of $85,581,734 and $5,651,427 in 2004 and 2003, respectively)	86,200,660	5,403,862
Securities available-for-sale, at fair value (amortized cost of $160,381,598 and $292,206,629 in 2004 and 2003, respectively)	160,633,022	293,569,266
Trading securities, at fair value	1,982,365	1,497,252
Loans receivable, net	382,316,096	385,872,017
Loans receivable held for sale	1,494,200	3,130,238
Accrued interest receivable	4,196,103	5,161,006
Premises and equipment, net	13,762,438	13,998,751
Federal Home Loan Bank stock, at cost	7,925,900	5,583,700
Goodwill	8,847,572	8,847,572
Core deposit premiums, net	6,296,523	7,880,406
Other assets	3,350,292	3,182,703

TOTAL	$719,907,913	$763,487,880

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits	$491,078,533	$586,092,147
Federal Home Loan Bank advances	153,896,869	100,693,629
Deferred compensation	2,430,094	2,885,238
Accrued expenses and other liabilities	3,059,676	3,899,149
Trust preferred securities	16,941,917	16,921,150

Total liabilities	667,407,089	710,491,313

STOCKHOLDERS’ EQUITY:
Common stock, $0.01 par value, 8,000,000 shares authorized; 7,602,492 and 7,497,066 shares issued and 4,641,717 and 4,549,791 shares outstanding at 2004 and 2003, respectively	76,024	74,970
Additional paid-in capital	57,447,655	56,533,430
Unearned ESOP shares	(2,116,198)	(538,121)
Accumulated other comprehensive income (loss)	(717,085)	899,339
Retained earnings	22,212,972	20,199,149

	76,903,368	77,168,767
Less treasury stock at cost, 2,960,775 and 2,947,275 shares at 2004 and 2003, respectively	(24,402,544)	(24,172,200)

Total stockholders’ equity	52,500,824	52,996,567

TOTAL	$719,907,913	$763,487,880

See notes to consolidated financial statements.

POCAHONTAS BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

YEARS ENDED SEPTEMBER 30, 2004, 2003, AND 2002

	2004	2003	2002
INTEREST INCOME:
Loans receivable	$23,997,993	$26,260,122	$26,664,444
Securities:
Taxable	11,767,981	9,973,733	6,817,199
Nontaxable	314,175	809,797	625,532

Total interest income	36,080,149	37,043,652	34,107,175
INTEREST EXPENSE:
Deposits	11,619,647	16,667,659	13,964,221
Borrowed funds	3,751,246	1,280,614	1,987,319
Interest on trust preferred securities	1,286,688	1,292,519	1,248,692

Total interest expense	16,657,581	19,240,792	17,200,232

NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	19,422,568	17,802,860	16,906,943
PROVISION FOR LOAN LOSSES	3,900,000	2,595,000	900,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	15,522,568	15,207,860	16,006,943
NON-INTEREST INCOME:
Fees and service charges	3,081,843	3,594,981	3,644,507
Trading gains (losses), net	398,165	377,741	(381,528)
Gain on sales of loans	1,239,706	3,277,919	1,002,501
Gain on sales of securities available for sale, net	385,866	324,225	555,497
Gain on sales of branches	136,834	2,411,734	—
Other	430,103	565,651	374,876

Total non-interest income, net	5,672,517	10,552,251	5,195,853
NON-INTEREST EXPENSES:
Compensation and benefits	9,539,845	10,443,598	8,200,671
Occupancy and equipment	2,723,191	2,653,568	2,419,280
Insurance premiums	334,768	328,974	286,414
Professional fees	826,156	1,072,780	533,494
Data processing	675,485	734,989	596,402
Advertising and donations	408,480	600,656	588,215
Office supplies	234,129	338,524	459,181
Foreclosed real estate and repossessed assets	321,249	538,541	215,639
Other	1,211,924	1,367,534	1,480,814

Total non-interest expenses	16,275,227	18,079,164	14,780,110

INCOME BEFORE INCOME TAXES	4,919,858	7,680,947	6,422,686
INCOME TAX PROVISION	1,463,244	2,386,589	2,187,692

NET INCOME	3,456,614	5,294,358	4,234,994

(Continued)

POCAHONTAS BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

YEARS ENDED SEPTEMBER 30, 2004, 2003, AND 2002

	2004	2003	2002
OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX:
Unrealized holding gain (loss) on securities arising during the year	$(1,361,752)	$(483,598)	$741,511
Reclassification adjustment for gains included in net income	(254,672)	(213,988)	(366,628)

Other comprehensive income (loss)	(1,616,424)	(697,586)	374,883

COMPREHENSIVE INCOME	$1,840,190	$4,596,772	$4,609,877

EARNINGS PER SHARE:
Basic earnings per share	$0.77	$1.22	$0.96

Diluted earnings per share	$0.75	$1.20	$0.96

Dividends per share	$0.32	$0.32	$0.29

(Concluded)

See notes to consolidated financial statements.

POCAHONTAS BANCORP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED SEPTEMBER 30, 2004, 2003, AND 2002

	Common Stock		Additional Paid-In Capital	Unearned ESOP Shares	Unearned RRP Shares	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Treasury Stock		Total Stockholders’ Equity
	Shares	Amount						Shares	Amount
BALANCE, SEPTEMBER 30, 2001	6,969,688	$69,696	$51,201,140	$(1,441,804)	$(116,237)	$1,222,042	$13,337,606	2,501,008	$(19,683,891)	$44,588,552
Repayment of ESOP loan				770,674						770,674
Options exercised	80,000	800	719,200							720,000
Shares issued related to acquisition	442,665	4,427	4,422,223							4,426,650
RRP shares earned					80,986					80,986
Net change in unrealized gain on available-for-sale securities, net of tax						374,883				374,883
Treasury stock purchased								615,050	(6,435,745)	(6,435,745)
Net income							4,234,994			4,234,994
Dividends							(1,268,379)			(1,268,379)

BALANCE, SEPTEMBER 30, 2002	7,492,353	74,923	56,342,563	(671,130)	(35,251)	1,596,925	16,304,221	3,116,058	(26,119,636)	47,492,615
Repayment of ESOP loan and related increase in share value			160,562	671,130						831,692
Increase in ESOP shares				(538,121)						(538,121)
Options exercised	4,713	47	30,305							30,352
RRP shares earned					35,251					35,251
Net change in unrealized gain on available-for-sale securities, net of tax						(697,586)				(697,586)
Treasury stock purchased								109,760	(1,214,027)	(1,214,027)
Treasury stock reissued for acquisition								(278,543)	3,161,463	3,161,463
Net income							5,294,358			5,294,358
Dividends							(1,399,430)			(1,399,430)

BALANCE, SEPTEMBER 30, 2003	7,497,066	74,970	56,533,430	(538,121)	—	899,339	20,199,149	2,947,275	(24,172,200)	52,996,567
Repayment of ESOP loan and related increase in share value			(9,424)	692,663						683,239
Purchase of stock for ESOP				(2,270,740)						(2,270,740)
Options exercised	105,426	1,054	923,649							924,703
Net change in unrealized gain on available-for-sale securities, net of tax						(733,399)				(733,399)
Unrealized loss for securities transferred to held-to-maturity						(906,107)				(906,107)
Amortization of unrealized loss on securities held-to-maturity						23,082				23,082
Treasury stock purchased								13,500	(230,344)	(230,344)
Net income							3,456,614			3,456,614
Dividends							(1,442,791)			(1,442,791)

BALANCE, SEPTEMBER 30, 2004	7,602,492	$76,024	$57,447,655	$(2,116,198)	$—	$(717,085)	$22,212,972	2,960,775	$(24,402,544)	$52,500,824

See notes to consolidated financial statements.

POCAHONTAS BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED SEPTEMBER 30, 2004, 2003, AND 2002

	2004	2003	2002
OPERATING ACTIVITIES:
Net income	$3,456,614	$5,294,358	$4,234,994
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Provision for loan losses	3,900,000	2,595,000	900,000
Depreciation of premises and equipment	1,259,864	1,174,484	1,012,490
Deferred income tax provision (benefit)	(1,324,590)	22,697	(45,222)
Amortization of deferred loan fees	(66,577)	(38,521)	(133,537)
Amortization of premiums and discounts, net	147,083	(187,207)	(308,050)
Amortization of core deposit premium	944,696	1,095,933	839,639
Adjustment of ESOP shares and release of shares under recognition and retention plan	683,239	328,822	851,660
Origination of loans held for sale	(25,745,084)	(70,288,037)	(40,022,644)
Proceeds from sale of loans held for sale	27,381,122	79,097,321	28,468,899
Net gains on sales of loans	(1,239,706)	(3,277,919)	(1,002,501)
Net gains on sales of investment securities	(385,866)	(324,225)	(555,497)
Net gains on sales of branches	(136,834)	(2,411,734)	—
Increase in cash surrender value of life insurance policies	(343,633)	(457,125)	(294,200)
Changes in operating assets and liabilities, net of effects of acquired companies:
Trading securities	(485,113)	(32,794)	1,710,816
Accrued interest receivable	964,903	(702,104)	1,360,461
Other assets	(874,352)	(2,939,565)	(1,223,706)
Deferred compensation	(455,144)	(1,238,315)	(1,015,206)
Accrued expenses and other liabilities	(820,105)	(3,248,320)	781,750

Net cash provided (used) by operating activities	6,860,517	4,462,749	(4,439,854)
INVESTING ACTIVITIES:
Acquisition of Walden/Smith Financial Group, Inc., net of cash acquired	—	—	(372,866)
Acquisition of Southern Mortgage Corporation, net of cash acquired	—	—	(849,049)
Acquisition of Peoples Bank of Imboden, net of cash acquired	—	—	1,223,629
Cash acquired from acquisition of North Arkansas Bancshares, Inc.	—	—	2,925,033
Cash acquired from acquisition of Marked Tree Bancshares, Inc.	—	6,233,485	—
Sale of branches to Bank of England, Arkansas	—	(14,044,395)	—
Sale of branches to Bank of Brinkley, Arkansas	—	(32,051,487)	—
Sale of branches to Bank of Cave City, Arkansas	(9,697,800)	—	—
Purchases of securities available-for-sale	(112,557,349)	(380,302,319)	(116,841,893)
Proceeds from sale of securities available-for-sale	86,953,100	16,850,782	43,693,096
Proceeds from maturities, calls and principal prepayment of investment securities	76,386,821	203,697,624	44,592,767
Net increase in FHLB Bank stock	(2,342,200)	(3,458,200)	—
Decrease in loans, net	962,204	22,004,843	29,101,458
Proceeds from sale of REO	2,031,355	2,335,569	775,800
Proceeds from sale of assets	7,567	—	—
Purchases of premises and equipment	(1,042,267)	(2,390,775)	(2,144,071)

Net cash provided (used) by investing activities	40,701,431	(181,124,873)	2,103,904

(Continued)

POCAHONTAS BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED SEPTEMBER 30, 2004, 2003, AND 2002

	2004	2003	2002
FINANCING ACTIVITIES:
Net increase (decrease) in deposits other than in acquisitions and branch sales	$(84,548,016)	$88,402,458	$79,609,766
Federal Home Loan Bank advances	877,684,600	339,486,500	943,128,600
Repayment of Federal Home Loan Bank advances	(824,481,358)	(260,929,838)	(999,557,993)
Net decrease in repurchase agreements	—	—	(350,000)
Proceeds from issuance of trust preferred securities, net of issuance costs	—	—	9,650,500
Exercise of stock options	924,703	30,352	720,000
Purchase of treasury shares	(230,344)	(1,214,027)	(6,435,745)
Purchase of Stock for ESOP	(2,270,740)	—	—
Dividends paid	(1,442,791)	(1,399,430)	(1,268,379)

Net cash provided (used) by financing activities	(34,363,946)	164,376,015	25,496,749
NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS	13,198,002	(12,286,109)	23,160,799
CASH AND DUE FROM BANKS, BEGINNING OF YEAR	22,020,489	34,306,598	11,145,799

CASH AND DUE FROM BANKS, END OF YEAR	$35,218,491	$22,020,489	$34,306,598

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$16,679,365	$19,763,260	$15,655,380

Income taxes	$2,884,070	$2,913,636	$2,489,843

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Transfers from loans to real estate acquired, or deemed acquired, through foreclosure	$2,706,959	$2,119,495	$2,311,641

Loans originated to finance the sale of real estate acquired through foreclosure	$1,149,662	$1,532,910	$1,471,369

Issuance of common stock for acquisition	$—	$—	$4,426,650

Reissuance of treasury stock for acquisition	$—	$3,161,463	$—

Securities transferred to held-to-maturity	$86,089,901	$—	$—

(Concluded)

See notes to consolidated financial statements.

POCAHONTAS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2004, 2003, AND 2002

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Principles of Consolidation - The accompanying consolidated financial statements include the accounts of Pocahontas Bancorp, Inc. (“Bancorp”), its wholly owned subsidiary, First Community Bank (the “Bank”), as well as the Bank’s subsidiaries, Southern Mortgage Corporation, P.F. Service, Inc. and Sun Realty, Inc., (collectively referred to as the “Company”). All significant intercompany transactions have been eliminated in consolidation. The Bank operates 18 branches in northern and eastern Arkansas as a federally chartered savings and loan.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Due From Banks - For the purpose of presentation in the consolidated statements of cash flows, cash, and cash equivalents are defined as those amounts included in the statement of financial condition caption “cash and due from banks.” Principally this includes cash on hand and amounts due from depository institutions and investments having a maturity at acquisition of three months or less.

Trading Securities - Equity securities held principally for resale in the near term are classified as trading securities and recorded at their fair values. Unrealized gains and losses on trading securities are included in other income.

Securities Held-to-Maturity - Bonds, notes, and debentures for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for the amortization of premiums and the accretion of discounts, which are recognized in income using the level-yield method over the assets’ remaining lives and adjusted for anticipated prepayments. Should other than a temporary decline in the fair value of a security occur, the carrying value of such security would be written down to current market value by a charge to operations. As of September 30, 2004, no securities were determined to have other than a temporary decline in fair value below cost. For a debt security transferred into the held-to-maturity category from the available-for-sale category, the unrealized holding gain or loss at the date of the transfer is reported in a separate component of shareholders’ equity but is amortized over the remaining life of the security as an adjustment of yield in a manner consistent with the amortization of any premium or discount.

Securities Available-for-Sale - Available-for-sale securities consist of securities that the Company intends to hold for an indefinite period of time and are recorded at fair value. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as accumulated other comprehensive income, a separate component of stockholders’ equity, until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Declines in the fair value of individual available-for-sale securities below their cost that are other than temporary would result in a write-down of the individual security to its fair value. The related write-down would be included in earnings as a realized loss. As of September 30, 2004, no securities were determined to have other than a temporary decline in fair value below cost.

Loans Receivable - Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

Discounts and premiums on purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Discounts and premiums on purchased consumer loans are recognized over the expected lives of the loans using methods that approximate the interest method. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet contractual principal or interest obligations or where interest or principal is 90 days or more past due. When a loan is placed on nonaccrual status, accrual of interest ceases and, in general, uncollected past due interest (including interest applicable to prior reporting periods, if any) is reversed and charged against current income. Therefore, interest income is not recognized unless the financial condition or payment record of the borrower warrants the recognition of interest income. Interest on loans that have been restructured is generally accrued according to the renegotiated terms.

Loans Receivable Held for Sale - Loans receivable, held for sale are carried at the lower of cost or market, which is computed by the aggregate method (unrealized losses are offset by unrealized gains). Gains or losses on loan sales are recognized at the time of sale and are determined by the difference between net sales proceeds and the unpaid principal balance of loans sold, adjusted for unamortized discount points and fees collected from borrowers, deferred origination costs and amounts allocated to retained servicing rights.

Allowance for Loan Losses - The allowance for loan losses is a valuation allowance to provide for incurred but not yet realized losses. The Company reviews its loans for impairment on a quarterly basis. Impairment is determined by assessing the probability that the borrower will not be able to fulfill the contractual terms of the agreement. If a loan is determined to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or by use of the observable market price of the loan or fair value of collateral if the loan is collateral dependent. Throughout the year management estimates the level of probable losses to determine whether the allowance for loan losses is appropriate considering the estimated losses existing in the portfolio. Based on these estimates, an amount is charged to the provision for loan losses and credited to the allowance for loan losses in order to adjust the allowance to a level determined by management to be appropriate relative to losses. The allowance for loan losses is increased by charges to income (provisions) and decreased by charge offs, net of recoveries. Loans are charged off by reducing the loan balance and the allowance in the period in which the loans are deemed uncollectible in whole or in part.

Management’s periodic evaluation of the appropriateness of the allowance is based on the Company’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and current economic conditions.

Homogeneous loans are those that are considered to have common characteristics that provide for evaluation on an aggregate or pool basis. The Company considers the characteristics of (1) one-to-four family residential first mortgage loans; (2) automobile loans; and (3) consumer and home improvement loans to permit consideration of the appropriateness of the allowance for losses of each group of loans on a pool basis. The primary methodology used to determine the appropriateness of the allowance for losses includes segregating certain specific, poorly performing loans based on their performance characteristics from the pools of loans as to type and then applying a loss factor to the remaining pool balance based on several factors including classification of the loans as to grade, past loss experience, inherent risks, economic conditions in the primary market areas and other factors which usually are beyond the control of the Company. Those segregated specific loans are evaluated using the present value of future cash flows, usually determined by estimating the fair value of the loan’s collateral reduced by any cost of selling and discounted at the loan’s effective interest rate if the estimated time to receipt of monies is more than three months.

Non-homogeneous loans are those loans that can be included in a particular loan type, such as commercial loans and multi-family and commercial first mortgage loans, but which differ in other characteristics to the extent that valuation on a pool basis is not valid. After segregating specific, poorly performing loans and applying the methodology as noted in the preceding paragraph for such specific loans, the remaining loans are evaluated based on payment experience, known difficulties in the borrowers business or geographic area, loss experience, inherent risks and other factors usually beyond the control of the Company. These loans are then graded and a factor, based on experience, is applied to estimate the probable loss.

Estimates of the probability of loan losses involve an exercise of judgment. While it is possible that in the near term the Company may sustain losses which are substantial in relation to the allowance for loan losses, it is the judgment of management that the allowance for loan losses reflected in the consolidated statements of financial condition is appropriate considering the estimated probable losses in the portfolio.

Servicing - Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.

Interest Rate Risk - The Company’s asset base is exposed to risk including the risk resulting from changes in interest rates and changes in the timing of cash flows. The Company monitors the effect of such risks by considering the mismatch of the maturities of its assets and liabilities in the current interest rate environment and the sensitivity of assets and liabilities to changes in interest rates. The Company’s management has considered the effect of significant increases and decreases in interest rates and believes such changes, if they occurred, would be manageable and would not affect the ability of the Company to hold its assets as planned. However, the Company is exposed to significant market risk in the event of significant and prolonged interest rate changes.

Foreclosed Real Estate - Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value, less estimated costs to sell, at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenues and expenses from operations and changes in the valuation allowance are included in non-interest expenses.

Premises and Equipment - Land is carried at cost. Buildings and furniture, fixtures, and equipment are carried at cost, less accumulated depreciation. Depreciation for financial statement purposes is computed using the straight-line method over the estimated useful lives of the assets ranging from 3 to 40 years.

Core Deposit Premiums - Core deposit premiums paid are being amortized over ten years which approximates the estimated life of the purchased deposits. The carrying value of core deposit premiums is periodically evaluated to estimate the remaining periods of benefit. If these periods of benefits are determined to be less than the remaining amortizable life, an adjustment to reflect such shorter life will be made.

Goodwill - In July 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 142, Goodwill and Other Intangible Assets. The Statement required discontinuing the amortization of goodwill and other intangible assets with indefinite useful lives. Instead, these assets will be tested periodically for impairment and written down to their fair value as necessary. The Company adopted the provisions of this statement on October 1, 2001. There was no impairment loss resulting from the transitional impairment test as of October 1, 2001. As of April 1, 2004 and 2003, the Company performed its annual impairment test and concluded there was no impairment of the carrying value of the Company’s goodwill. Absent any impairment indicators, the Company expects to perform its next impairment test as of April 1, 2005.

Income Taxes - Deferred tax assets and liabilities are recorded for temporary differences between the carrying value and tax bases of assets and liabilities. Such amounts are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Stock Compensation - At September 30, 2004, the Company has two stock-based employee compensation plans, which are more fully described in Note 22. The Company applies the provisions of Accounting Principles Board Opinion No. 25 (“APB 25”) in accounting for its stock option plans as allowed under SFAS No. 123, Accounting for Stock Based Compensation. Under APB 25, because the exercise price of employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recorded. Had compensation cost for these plans been determined at the fair value on the grant dates for awards under those plans consistent with the methods of SFAS No. 123, the Company’s pro forma net income and pro forma earnings per share would have been as follows:

	Year Ended September 30
	2004	2003	2002
Net income (in thousands):
As reported	$3,457	$5,294	$4,235
Pro forma	3,445	5,186	4,127
Earnings per share:
Basic - as reported	0.77	1.22	0.96
Basic - pro forma	0.77	1.19	0.94
Diluted - as reported	0.75	1.20	0.96
Diluted - pro forma	0.75	1.17	0.93

In determining the above pro forma disclosure, the fair value of options granted during the year was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: expected volatility - 37%, expected life of grant – 6.5 years, risk free interest rate 5.25%, and expected dividend rate of 2.5%.

Recently Adopted or Issued Accounting Standards – In December 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51 (“FIN 46R”), which replaces FASB Interpretation No. 46. FIN 46R clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. Application of FIN 46R (or FIN 46) is required in financial statements of public entities that have interests in variable interest entities or potential variable interest entities commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application for all other types of entities is required in financial statements for periods ending after March 15, 2004.

Under the provisions of FIN 46R, the Company is required to deconsolidate Pocahontas Capital Trust I and II (the “Trusts”), which are business trusts established to facilitate the issuance of the trust preferred securities. The Company adopted FIN 46R during the quarter ended December 31, 2003. The Company has presented the subordinated debentures payable to the Trusts as a liability in its consolidated financial statements and reclassified the prior period to present the subordinated debentures as a liability. The interest expense has historically been presented as a component of net interest income. Such presentation will not change based on the adoption of FIN 46R. The adoption of FIN 46R did not have an effect on net income or stockholders’ equity.

In July 2003, the Board of Governors of the Federal Reserve System issued a supervisory letter instructing bank holding companies to continue to include the trust preferred securities in their Tier I capital for regulatory capital purposes. As of September 30, 2004, assuming the Company was not allowed to include the $16.9 million in trust preferred securities issued by the Trusts in Tier I capital the Company would still exceed the regulatory required minimum for capital adequacy purposes.

Management of the Company is considering the impact of Emerging Issues Task Force (“EITF”) Issue 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments (“EITF 03-1”). EITF 03-1 indicates that an investor must have the intent and ability to hold an investment until a forecasted recovery of the fair value up to or beyond the cost of the investment in order to determine that any impairment is temporary. If the investor does not have the intent and ability to hold the investment until a forecasted recovery, then an other-than-temporary impairment must be recorded. The consensus by the EITF is effective for periods beginning after June 15, 2004. However, the guidance contained in paragraphs 10-20 of EITF 03-1 has been delayed by FASB Staff Position (“FSP”) EITF Issue 03-1-1, “Effective Date of Paragraphs 10-20 of EIFP Issue No. 03-1, ‘The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments’,” posted September 30, 2004. This delay does not suspend the requirements to recognize other-than temporary impairments as required by existing authoritative literature. During the period of the delay, an entity holding investments should continue to apply relevant “other-than-temporary” guidance. The delay of the effective date for paragraphs 10-20 of Issue 03-1 will be superseded concurrent with the final issuance of FSP EITF Issue 03-1-a, “Implementation Guidance for the Application of Paragraph 16 of EITF Issue No. 03-1, ‘The Meaning on Other-Than-Temporary Impairment and Its Application to Certain Investments.’” Management has determined that the impact of EITF 03-1 is not material at September 30, 2004, but is continuing to evaluate the possible future impact on the Company’s consolidated financial statements.

In December 2004 the FASB issued Statement Number 123 (revised 2004) (“FAS 123 (R)”), Share-Based Payments. FAS 123 (R) requires all entities to recognize compensation expense in an amount equal to the fair value of share-based payments such as stock options granted to employees. The Company is required to apply FAS 123 (R) on a modified prospective method. Under this method, the Company is required to record compensation expense (as previous awards continue to vest) for the unvested portion of previously granted awards that remain outstanding at the date of adoption. In addition, the Company may elect to adopt FAS 123 (R) by restating previously issued financial statements, basing the amounts on the expense previously calculated and reported in their pro forma disclosures that had been required by FAS 123. FAS 123 (R) is effective for the first reporting period beginning after June 15, 2005. Management has not completed its evaluation of the effect that FAS 123 (R) will have but believes that the effect will be consistent with the application disclosed in its pro forma disclosures.

Reclassifications - Certain 2002 and 2003 amounts have been reclassified to conform to the 2004 presentations.

2.	ACQUISITIONS

On May 31, 2002, the Company completed its acquisition of Peoples Bank of Imboden, an Arkansas bank based in Imboden, Arkansas, for cash of $8.4 million. Peoples Bank of Imboden had $71.6 million in assets, including $48.3 million in loans of which $7.1 million were commercial real estate and $24.2 million were non-real estate loans, as of May 31, 2002. Peoples Bank of Imboden operated four branches in Lawrence County, Arkansas. A core deposit intangible asset of $2.5 million and no goodwill was recognized related to the acquisition. The core deposit intangible asset is estimated to have a useful life of 10 years.

On June 18, 2002, the Company completed its acquisition of North Arkansas Bancshares, Inc., the holding company for Newport Federal Savings Bank, in a merger valued at $4.3 million with the Company issuing 442,665 shares of stock to the stockholders of North Arkansas Bancshares. Newport Federal Savings Bank had assets of $37.0 million, including $26.4 million in loans of which $2.7 million were commercial real estate and $2.6 million were non-real estate loans. A core deposit intangible asset of $0.6 million and no goodwill was recognized related to the acquisition. The core deposit intangible asset is estimated to have a useful life of 10 years.

On April 30, 2003, the Company completed the acquisition of Marked Tree Bancshares (“Marked Tree”) and its bank subsidiary, Marked Tree Bank, in a stock transaction valued at approximately $3.2 million with the Company issuing 278,543 shares of stock. At April 30, 2003, Marked Tree had total assets of $32.6 million, net loans receivable of $11.8 million, of which $3.5 million were classified as commercial real estate loans and $3.3 million classified as non-real estate loans. A core deposit intangible asset of $0.4 million and no goodwill was recognized related to the acquisition. The core deposit intangible asset is estimated to have a useful life of 10 years.

The following unaudited pro forma information is being provided for the business acquisitions made during the year ended September 30, 2003 and 2002, as though the Company made the acquisitions at the beginning of the year ended September 30:

	2003	2002
	(in thousands, except earnings per share)
Net interest income	$18,357	$20,653
Income before income taxes	8,267	6,938
Net income	5,715	3,962
Basic earnings per share	$1.32	$0.90
Diluted earnings per share	$1.29	$0.89

3.	FAIR VALUES OF FINANCIAL INSTRUMENTS

The estimated fair value amounts of financial instruments have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

The carrying amounts and estimated fair values of financial instruments at September 30, 2004 and 2003, were as follows (items which are not financial instruments are not included):

	2004		2003
	Carrying Amounts	Estimated Fair Value	Carrying Amounts	Estimated Fair Value

Financial assets and liabilities:
Cash and due from banks	$35,218,491	$35,218,491	$22,020,489	$22,020,489
Cash surrender value of life insurance	$7,684,251	$7,684,251	$7,340,618	$7,340,618
Securities held-to-maturity	$86,200,660	$85,581,734	$5,403,862	$5,651,427
Securities available-for-sale	$160,633,022	$160,633,021	$293,569,266	$293,569,266
Trading securities	$1,982,365	$1,982,365	$1,497,252	$1,497,252
Loans receivable, net	$382,316,096	$386,252,000	$385,872,017	$390,985,000
Loans receivable held for sale	$1,494,200	$1,510,000	$3,130,238	$3,172,000
Accrued interest receivable	$4,196,103	$4,196,103	$5,161,006	$5,161,006
Federal Home Loan Bank stock	$7,925,900	$7,925,900	$5,583,700	$5,583,700
Demand and savings deposits	$251,617,795	$251,617,795	$311,188,376	$311,188,376
Time deposits	$239,460,738	$240,712,900	$274,903,771	$278,316,000
Federal Home Loan Bank advances	$153,896,869	$155,438,000	$100,693,629	$102,308,000

For purposes of the above disclosures of estimated fair value, the following assumptions were used. The estimated fair value for cash and due from banks, cash surrender value of life insurance, accrued interest receivable, and Federal Home Loan Bank (“FHLB”) stock is considered to approximate cost. The estimated fair values for securities are based on quoted market values for the individual securities or for equivalent securities. The fair value for loans is estimated by discounting the future cash flows using the current rates the Company would charge for similar such loans at the applicable date. The estimated fair value for demand and savings deposits is based on the amount for which they could be settled on demand. The estimated fair values for time deposits, FHLB advances and securities sold under agreements to repurchase are based on estimates of the rate the

Company would pay on such deposits and borrowed funds at the applicable date, applied for the time period until maturity. The estimated fair values for other financial instruments approximate cost and are not considered significant to this presentation. Fair values for the Company’s off-balance-sheet instruments, which consist of lending commitments and standby and commercial letters of credit, are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. Management believes that the fair value of these off-balance-sheet instruments is not significant.

4.	SECURITIES

The amortized cost and estimated fair values of securities at September 30 are as follows:

	2004
Held-to-Maturity	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
US Government Agencies	$3,940,795	$—	$44,866	$3,895,929
Mortgage Backed Securites	59,325,377	7,558	1,127,134	58,205,801
Municipal bonds	22,934,488	614,734	69,218	23,480,004

Total	$86,200,660	$622,292	$1,241,218	$85,581,734

Available-for-sale	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Government agencies	$500,407	$1,080	$—	$501,487
Mortgage backed securities	158,881,191	925,235	664,743	159,141,683
Mutual fund	1,000,000	—	10,148	989,852

Total	$160,381,598	$926,315	$674,891	$160,633,022

	2003
Held-to-Maturity	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Municipal bonds	$5,403,862	$247,565	$—	$5,651,427

Total	$5,403,862	$247,565	$—	$5,651,427

Available-for-sale	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Government agencies	$42,947,125	$573,936	$244,612	$43,276,449
Mortgage backed securities	214,959,984	3,029,139	1,916,774	216,072,349
Municipal bonds	18,799,520	342,704	194,869	18,947,355
Corporate bonds	14,500,000	—	231,500	14,268,500
Mutual fund	1,000,000	4,613	—	1,004,613

Total	$292,206,629	$3,950,392	$2,587,755	$293,569,266

The amortized cost and estimated fair value of securities at September 30, 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Held-to-Maturity		Available-for-Sale
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due in one year or less	$652,279	$653,493	$—	$—
Due from one year to five years	2,952,867	3,002,669	500,407	501,487
Due from five years to ten years	8,503,413	8,778,613	—	—
Due after ten years	14,766,724	14,941,158	—	—
Mortgage backed securities	59,325,377	58,205,801	158,881,191	159,141,683
Mutual fund	—	—	1,000,000	989,852

Total	$86,200,660	$85,581,734	$160,381,598	$160,633,022

Available-for-sale securities with a carrying value and a fair value of $56,354,134 and $117,085,579 at September 30, 2004 and 2003, respectively, and held-to-maturity securities with a carrying value of $36,125,480 and a fair value of $35,650,507 at September 30, 2004 were pledged to collateralize public and trust deposits.

For the years ended September 30, 2004, 2003, and 2002, proceeds from the sales of securities available-for-sale amounted to $86,953,100, $16,850,782, and $43,693,096, respectively. Gross realized gains amounted to $845,892, $327,694, and $567,104, respectively. Gross realized losses amounted to $460,026, $3,469, and $11,607, respectively.

The following table presents those investments of the Company with gross unrealized losses, along with the related fair value, by investment category and length of time in a loss position. These individual securities have been in a continuous unrealized loss position as of September 30, 2004.

Security Description	Less than 12 months		12 months or longer		Total
	Market Value	Unrealized Losses	Market Value	Unrealized Losses	Market Value	Unrealized Losses
Held-to-Maturity
U.S. Government agency obligations	—	—	3,895,929	(44,866)	3,895,929	(44,866)
Mortgage-backed securities	23,243,988	(243,008)	31,366,769	(884,126)	54,610,757	(1,127,134)
Municipal Bonds	628,664	(1,901)	2,305,459	(67,317)	2,934,123	(69,218)

	23,872,652	(244,909)	37,568,157	(996,309)	61,440,809	(1,241,218)

Available-for-Sale
Mortgage-backed securities	96,222,105	(664,743)	—	—	96,222,105	(664,743)
Mutual Fund	989,852	(10,148)			989,852	(10,148)

	97,211,957	(674,891)	—	—	97,211,957	(674,891)

Management of the Company anticipates that the market values of its investments which have unrealized losses for 12 months or longer at September 30, 2004, will increase to at least the cost of the investment to the Company. The investments with indicated losses above include debt securities whose market values have declined due to interest rate fluctuations and equity securities whose decline appears to be due to normal market factors including the issuer’s financial performance. In determining that the investment is not other-than-temporarily impaired the Company considered reports of financial specialists and the volatility of the investment’s fair value.

5.	LOANS RECEIVABLE

Loans receivable at September 30 are summarized as follows:

	2004	2003
Real estate loans:
Single-family residential	$126,577,555	$136,235,128
Multifamily residential	2,392,785	1,383,931
Agricultural	17,915,364	20,467,328
Commercial	135,325,967	113,854,627

Total real estate loans	282,211,671	271,941,014
Other loans:
Savings account loans	5,570,835	6,538,001
Commercial business	57,045,618	67,746,611
Other	44,408,877	47,354,215

Total other loans	107,025,330	121,638,827

Total loans receivable	389,237,001	393,579,841
Less:
Undisbursed loan proceeds	2,942,255	3,413,336
Unearned fees, net	213,150	226,828
Allowance for loan losses	3,765,500	4,067,660

Loans receivable, net	$382,316,096	$385,872,017

The Company originates adjustable rate mortgage loans to hold for investment. The Company also originates 15 year and 30 year fixed-rate mortgage loans and sells substantially all new originations of such loans to outside investors. Such loans are typically originated for sale. These loans are typically held for sale only a short time, and were approximately $1.5 million and $3.1 million as of September 30, 2004 and 2003, respectively. Normally the short time between origination and sale does not provide for significant differences between cost and market values.

The Company is not committed to lend additional funds to debtors whose loans have been modified.

The Company grants real estate, commercial, consumer and agricultural real estate loans, primarily in north- eastern Arkansas. Substantially all loans are collateralized by real estate or consumer assets.

6.	ACCRUED INTEREST RECEIVABLE

Accrued interest receivable at September 30 is summarized as follows:

	2004	2003
Securities	$1,125,158	$1,717,858
Loans receivable	3,070,945	3,443,148

TOTAL	$4,196,103	$5,161,006

7.	ALLOWANCE FOR LOAN AND FORECLOSED REAL ESTATE LOSSES

Activity in the allowance for losses on loans and foreclosed real estate for the years ended September 30, 2004, and 2003 is as follows:

	Loans	Foreclosed Real Estate
BALANCE, SEPTEMBER 30, 2002	$3,205,224	$160,488
Provision for losses	2,595,000	461,151
Balance transferred at acquisition	354,792	—
Charge-offs	(2,204,229)	(568,464)
Recoveries	116,873	35,118

BALANCE, SEPTEMBER 30, 2003	4,067,660	88,293
Provision for losses	3,900,000	272,515
Charge-offs	(4,645,193)	(317,717)
Recoveries	443,033	34,264

BALANCE, SEPTEMBER 30, 2004	$3,765,500	$77,355

The following is a summary of information pertaining to impaired and non-accrual loans:

	September 30,
	2004	2003
	(in thousands)
Impaired loans with a valuation allowance	$8,426	$9,065
Impaired loans without a valuation allowance	—	—

Total Impaired Loans	$8,426	$9,065

Valuation allowance related to impaired loans	$1,474	$1,680
Total non-accrual loans	$4,666	$5,610
Total loans past-due ninety days or more and still accruing	$68	$414

	Years Ended September 30,
	2004	2003
	(in thousands)
Average investment in impaired loans	$8,562	$6,725

Interest income recognized on impaired loans	$355	$349

Interest income recognized on a cash basis on impaired loans is not significantly different from interest recognized on impaired loans above. No additional funds are committed to be advanced in connection with impaired loans.

During the fourth quarter of the year ended September 30, 2004, events occurred relative to the financial performance of certain borrowers and their properties collateralizing loans to the Company which had a significant effect on the results of operations of the Company for the quarter. During the quarter, a borrower with loans totaling approximately $3,600,000 filed bankruptcy. Subsequent to the filing, it was determined that certain collateral would not be available for recovery by the Company. As a result of these and other factors, a provision for loan losses was recognized on the loans to this borrower totaling approximately $1,200,000. Additionally, collateral pledged on loans of other borrowers was determined to not be of adequate value to provide for full loan repayment for varied reasons including deterioration of operations of businesses occupying collateral properties, slow lot sales of developers, sales of lots by developers at prices less than those used in the appraisals of the collateral properties, borrower legal entanglements, bankruptcy losses and other reasons. As a result of the evaluation of collateral values of these other borrowers, the Company recorded a provision for loan losses of approximately $1,600,000 bringing the total provision for loan losses for the quarter to $2,750,000.

8.	PREMISES AND EQUIPMENT

Premises and equipment at September 30 are summarized as follows:

	2004	2003
Cost:
Land	$3,102,389	$3,109,889
Buildings and improvements	11,342,272	11,040,405
Furniture, fixtures, and equipment	4,897,854	4,491,359

	19,342,515	18,641,653
Less accumulated depreciation	(5,580,077)	(4,642,902)

TOTAL	$13,762,438	$13,998,751

The Company is obligated under various noncancelable operating leases for premises and equipment. Rental expense was $131,000, $157,000 and $181,000 for the years ended September 30, 2004, 2003 and 2002, respectively. Most of the leases contain options to extend for periods of 5 years.

9.	GOODWILL AND INTANGIBLE ASSETS

Changes in the carrying amount of goodwill for the year ended September 30, 2002:

Balance as of September 30, 2001	$7,665,461
Additions related to business acquisitions	809,245
Adjustment to Walden/Smith acquisition	372,866

Balance as of September 30, 2002	8,847,572

As of September 30, 2004 the Company has total core deposit intangible assets of $6,296,523 net of accumulated amortization of approximately $3,293,684. Core deposit intangible assets are estimated to have a useful life of 10 years.

The Company has no identifiable intangible assets with indefinite useful lives.

Total amortization expense for core deposit intangible assets was approximately $1,002,486, $1,095,933, and $839,844, for the years ended September 30, 2004, 2003, and 2002, respectively. Amortization expense for the net carrying amount of core deposit intangible assets at September 30, 2004 is estimated to be as follows:

Year ended September 30, 2005	$973,205
Year ended September 30, 2006	973,205
Year ended September 30, 2007	973,205
Year ended September 30, 2008	838,883
Year ended September 30, 2009	794,109
After September 30, 2009	1,743,916

Total	$6,296,523

10.	DEPOSITS

Deposits at September 30 are summarized as follows:

	2004	2003
Checking accounts, including noninterest-bearing deposits of $37,932,365 and $37,216,842 in 2004 and 2003, respectively	$203,471,772	$239,148,548
Passbook savings	48,146,023	72,039,828
Certificates of deposit	239,460,738	274,903,771

TOTAL	$491,078,533	$586,092,147

The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was $86,550,476 and $97,031,149 at September 30, 2004 and 2003, respectively.

At September 30, 2004, scheduled maturities of certificates of deposit are as follows:

Years ending September 30:	Total
2005	$172,538,337
2006	22,648,948
2007	19,778,161
2008	12,048,596
2009	13,750,796

Subtotal	$240,764,838
Unamortized acquisition adjustment	(1,304,100)

TOTAL	239,460,738

Interest expense on deposits for the years ended September 30, 2004, 2003, and 2002, is summarized as follows:

	2004	2003	2002
Checking	$3,529,430	$4,235,136	$1,359,815
Passbook savings	585,210	1,832,958	1,244,393
Certificates of deposit	7,505,007	10,599,565	11,360,013

TOTAL	$11,619,647	$16,667,659	$13,964,221

11.	FEDERAL HOME LOAN BANK STOCK AND ADVANCES

The Company is required to purchase stock in the FHLB. Such stock may be redeemed at par but is not readily marketable. At September 30, 2004 and 2003, the Company had stock of $7,925,900 and $5,583,700, respectively. Pursuant to collateral agreements with the FHLB, advances are collateralized by all of the Company’s stock in the FHLB and by 75% of qualifying loans with a carrying value at September 30, 2004 and 2003, of approximately $166,416,957 and $225,282,562, respectively. Advances at September 30, 2004 and 2003, have maturity dates as follows:

	2004		2003
	Weighted Average Rate	Amount	Weighted Average Rate	Amount
September 30:
2004	—	$—	1.27%	$16,060,000
2005	2.38%	23,000,000	2.38%	23,000,000
2006	2.69%	58,980,000	2.80%	48,980,000
2007	3.31%	49,500,000	—	—
2008	3.99%	10,779,661	3.96%	5,972,710
2009	4.43%	5,000,000	7.00%	6,680,919
Thereafter	7.00%	6,637,208		—

TOTAL	3.18%	$153,896,869	2.81%	$100,693,629

Interest expense on FHLB advances was $3,657,921, $1,223,039, and $1,782,432, for the years ended September 30, 2004, 2003, and 2002, respectively. Interest rates on all FHLB advances are fixed as of September 30, 2004.

12.	TRUST PREFERRED SECURITIES

On March 28, 2001, Pocahontas Capital Trust I, a Delaware statutory business trust wholly owned by Pocahontas Bancorp, Inc., sold to qualified buyers in a private placement offering $7.5 million of 10.18% cumulative trust preferred securities. The proceeds were used to purchase an equal principal amount of 10.18% subordinated debentures of Pocahontas Bancorp, Inc. Pocahontas Bancorp, Inc. has, through various contractual arrangements, fully and unconditionally guaranteed all obligations of Pocahontas Capital Trust I on a subordinated basis with respect to the preferred securities. Subject to certain limitations, the preferred securities qualify as regulatory Tier 1 capital and are presented in the consolidated statements of financial condition as liabilities. The sole asset of Pocahontas Capital Trust I is the subordinated debentures issued by Pocahontas Bancorp, Inc. Both the preferred securities of Pocahontas Capital Trust I and the subordinated debentures of Pocahontas Bancorp, Inc. will mature on June 6, 2031; however, they may be prepaid, prior to maturity at any time on or after June 8, 2011, or earlier upon the occurrence of a special event as defined as certain changes in tax or investment company laws or regulatory capital requirements.

On November 28, 2001, Pocahontas Capital Trust II, a Delaware statutory business trust wholly owned by Pocahontas Bancorp, Inc., sold to qualified buyers in a private placement offering $10.0 million of variable rate (LIBOR +3.75%) cumulative trust preferred securities. The coupon resets semi-annually and has a coupon cap of 11.0% until December 8, 2006. The proceeds were used to purchase an equal principal amount of variable rate (LIBOR +3.75%) subordinated debentures of Pocahontas Bancorp, Inc. Pocahontas Bancorp, Inc. has, through various contractual arrangements, fully and unconditionally guaranteed all obligations of Pocahontas Capital Trust II on a subordinated basis with respect to the preferred securities. Subject to certain limitations, the preferred securities qualify as regulatory Tier 1 capital and are presented in the consolidated statements of financial condition as liabilities. The sole asset of Pocahontas Capital Trust II is the subordinated debentures issued by Pocahontas Bancorp, Inc. Both the preferred securities of Pocahontas Capital Trust II and the subordinated debentures of Pocahontas Bancorp, Inc. will mature on December 8, 2031; however, they may be prepaid, prior to maturity and upon prior approval from the OTS at any time on or after December 8, 2006, or earlier upon the occurrence of a special event as defined as certain changes in tax or investment company laws or regulatory capital requirements.

For the year ended September 30, 2004, 2003 and 2002, interest expense incurred on the trust preferred securities totaled $1,286,688, $1,292,519, and $1,248,692, respectively. Such interest is shown under interest expense as a separate line item, in the consolidated statements of income and comprehensive income.

13.	DEFERRED COMPENSATION

The Company has funded and unfunded deferred compensation agreements with a former executive and non-officer members of the Board of Directors. The plans limit the ability of the executive to compete with the Company and require that the directors continue to serve for a specified period of time. The amount of expense related to such plans for the years ended September 30, 2004, 2003, and 2002, was approximately $13,000, $48,000, and $94,000, respectively. During the years ended September 30, 2004 and 2003, an additional expense of $3,000 and $264,000, respectively, was incurred relating to separation agreements with officers. As of September 30, 2004 and 2003, approximately $447,000, and $777,000, respectively was payable under the remaining agreements.

On March 2, 1999, the Company, the Bank, and an executive entered into an Employment Separation Agreement and Release (the “Agreement”). The Agreement provides, among other things, for the payment by the Company to the executive of $2,750,000, in installments of not less than $150,000 annually, with the entire unpaid amount due upon the executive’s death. The unpaid balance, including accrued interest, was approximately $1,983,000 and $2,108,000 at September 30, 2004 and 2003, respectively.

14.	RETIREMENT PLAN AND EMPLOYEE STOCK OWNERSHIP PLAN

The Company has a defined contribution retirement plan. The plan covers all employees who have accumulated one year with 1,000 hours of service in each year. A flat percentage rate, selected by discretion of the Board of Directors, is applied to the base salary of each eligible employee. The Company made no contributions to the plan for the years ended September 30, 2004, 2003 and 2002.

The Company established an Employee Stock Ownership Plan (“ESOP”) on March 31, 1998. In 2003, the ESOP established a new $2.0 million line of credit with the Company that is to be used to purchase additional shares of Company stock. The loan is collateralized by the shares that are purchased with the proceeds of the loan; as of September 30, 2004, the ESOP owed $0.3 million on the line of credit. As the loan is repaid, ESOP shares will be allocated to participants of the ESOP and are available for release to the participants subject to the vesting provisions of the ESOP.

During the quarter ended March 31, 2004, the ESOP established a second $2.0 million line of credit with the Company to be used to purchase additional shares of Company stock on or before December 31, 2004. The loan is collateralized by shares that are purchased with the proceeds of the loan; as of September 30, 2004, the ESOP had drawn all of the $2.0 million available and owed $1.8 million on the line of credit. As the loan is repaid, ESOP shares will be allocated to participants of the ESOP and are available for release to the participants subject to the vesting provisions of the ESOP. The Company contributed $717,636, $799,113, and $671,780, respectively, to the ESOP in years ended September 30, 2004, 2003, and 2002.

The Company also has a supplemental retirement plan for certain executive officers. The plan requires that a set amount be deposited into a trust each year until the executive officers reach 60 years of age. The amount of expense related to such plans was approximately $122,000, $122,000, and $160,000, for the years ended September 30, 2004, 2003, and 2002, respectively.

15.	INCOME TAXES

Bancorp and its subsidiaries file consolidated federal income tax returns on a fiscal year basis. During the year ended September 30, 1997, new legislation was enacted which provides for the recapture into taxable income of certain amounts previously deducted as additions to the bad debt reserves for income tax purposes. The Company began changing its method of determining bad debt reserves for tax purposes following the year ended September 30, 1996. The amounts to be recaptured for income tax reporting purposes are considered by the Company in the determination of the net deferred tax liability.

Income tax provision (benefit) for the years ended September 30 is summarized as follows:

	2004	2003	2002
Current	$2,787,834	$2,363,892	$2,232,914
Deferred	(1,324,590)	22,697	(45,222)

TOTAL	$1,463,244	$2,386,589	$2,187,692

The net deferred tax amount, which is included in other assets (liabilities), consisted of the following:

	2004	2003	2002
Deferred tax assets:
Deferred compensation	$971,848	$1,179,477	$1,703,846
Allowance for loan losses	2,662,913	1,887,710	1,172,844
Core deposit premium amortization	—	133,319	174,376
Other	31,330	35,759	110,876

Total deferred tax assets	3,666,091	3,236,265	3,161,942
Deferred tax liabilities:
Acquired intangibles	(1,727,867)	(2,688,000)	(2,582,573)
Unrealized gain on available-for-sale securities	(85,484)	(463,296)	(824,068)
FHLB stock dividends	(149,759)	(103,832)	(234,848)
Other	(419,762)	(400,319)	(277,711)

Total deferred tax liabilities	(2,382,872)	(3,655,447)	(3,919,200)

Net deferred tax asset (liability)	$1,283,219	$(419,182)	$(757,258)

The income tax provision differed from the amounts computed by applying the federal income tax rates as a result of the following:

	2004		2003		2002
Expected income tax expense	34.0%	$1,672,752	34.0%	$2,611,522	34.0%	$2,183,713
Exempt income	(6.4)	(314,175)	(3.6)	(275,331)	(3.3)	(212,681)
Cash surrender value of life insurance	(2.2)	(107,839)	(2.0)	(155,423)	(1.1)	(67,541)
State tax, net of federal benefit	3.3	161,551	2.3	175,673	2.7	172,033
Other	1.0	50,955	0.4	30,148	1.8	112,168

TOTAL	29.7%	$1,463,244	31.1%	$2,386,589	34.1%	$2,187,692

The Company provides for the recognition of a deferred tax asset or liability for the future tax consequences of differences in carrying amounts and tax bases of assets and liabilities. Specifically exempted from this provision are bad debt reserves for tax purposes of U.S. savings and loan associations in the association’s base year, as defined. Base year reserves total approximately $3,600,000 at September 30, 2004. Consequently, a deferred tax liability of approximately $1,378,000 related to such reserves is not provided for in the statement of financial condition at September 30, 2004.

16.	REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of tangible and core capital (as defined in the regulations) to adjusted total assets (as defined), and of total capital (as defined) to risk weighted assets (as defined). Management believes, as of September 30, 2004, that the Bank met all capital adequacy requirements to which it is subject.

As of September 30, 2004 and 2003, the most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total, tangible, and core capital ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution’s category.

The Bank’s actual capital amounts (in thousands) and ratios are also presented in the table:

	Actual		Required For Capital Adequacy Purposes		Required To Be Categorized As Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of September 30, 2004:
Tangible capital to tangible assets	$48,269	6.88%	$10,525	1.50%	N/A	N/A
Core capital to adjusted tangible assets	48,269	6.88	28,066	4.00	$36,082	5.00
Total capital to risk weighted assets	52,035	12.59	33,070	8.00	41,337	10.00
Tier I capital to risk weighted assets	48,269	11.68	16,535	4.00	24,802	6.00
As of September 30, 2003:
Tangible capital to tangible assets	$47,546	6.40%	$11,152	1.50%	N/A	N/A
Core capital to adjusted tangible assets	47,546	6.40	29,738	4.00	$37,172	5.00
Total capital to risk weighted assets	51,612	11.85	34,841	8.00	43,552	10.00
Tier I capital to risk weighted assets	47,546	10.92	17,421	4.00	26,131	6.00

17.	RETAINED EARNINGS

The Bank may not declare or pay cash dividends on its shares of common stock if the effect thereof would cause the Bank’s stockholder’s equity to be reduced below applicable regulatory capital maintenance requirements for insured institutions. This requirement effectively limits the dividend paying ability of the Company in that the Company must maintain an investment in equity of the Bank sufficient to enable the Bank to meet its requirements as noted above. Required capital amounts are shown in Note 16 to the consolidated financial statements. Liquidation account balances are not maintained because of the cost of maintenance and the remote likelihood of complete liquidation. Additionally, the Bank is limited to distributions it may make to Bancorp without OTS approval if the distribution would cause the total distributions to exceed the Bank’s net income for the year to date plus the Bank’s net income (less distributions) for the preceding two years. Bancorp may use assets other than its investment in the Bank as a source of dividends.

18.	EARNINGS PER SHARE

The earnings per share amounts were computed using the weighted average number of shares outstanding during the periods presented. In accordance with Statement of Position No. 93-6, Employers’ Accounting for Employee Stock Ownership Plans, issued by the American Institute of Certified Public Accountants, shares owned by the Company’s Employee Stock Ownership Plan that have not been committed to be released are not considered to be outstanding for the purpose of computing earnings per share.

The weighted average numbers of shares used in the basic and diluted earnings per share calculation are set out in the table below:

	Year Ended September 30
	2004	2003	2002
Basic EPS weighted average shares	4,470,913	4,345,113	4,400,027
Add dilutive effect of unexercised options	126,184	69,730	28,897

Dilutive EPS weighted average shares	4,597,097	4,414,843	4,428,924

19.	CONTINGENCIES

The Company is a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial statements of the Company and subsidiaries.

20.	OFF-BALANCE SHEET ARRANGEMENTS AND COMMITMENTS

The Company, in the normal course of business, makes commitments to buy or sell assets or to incur or fund liabilities. Commitments include, but are not limited to the origination, purchase, or sale of loans, the purchase of investment securities, fulfillment of commitments under letters-of-credit, extensions of credit on home equity lines of credit and construction loans, and the commitment to fund withdrawals of savings accounts at maturity.

At September 30, 2004, the Company’s off-balance sheet arrangements principally included lending commitments, which are described below. At September 30, 2004, the Company had no interests in non-consolidated special purpose entities. At September 30, 2004, commitments included:

Total approved loan origination commitments outstanding were $4.2 million, with $4.1 million loans committed to sell.

Rate lock agreements with customers of $4.1 million, all of which have been locked with an investor.

Undisbursed balances of construction loans of $2.9 million.

Total unused lines of credit of $23 million.

Outstanding letters of credit of $.6 million.

Total certificates of deposit scheduled to mature in one year or less of $172.5 million.

Total unfunded commitments to originate loans for sale and the related commitments to sell of $4.1 million meet the definition of a derivative financial instrument; the related asset and liability are considered immaterial at September 30, 2004.

Based on historical experience, management believes that a significant portion of maturing deposits will remain with the Company. The Company anticipates that it will continue to have sufficient funds, through repayments, deposits and borrowings, to meet its current commitments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit, and financial guarantees written is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Unless noted otherwise, the Company does not require collateral or other security to support such financial instruments with credit risk.

Commitments to Extend Credit and Financial Guarantees - Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds marketable securities as collateral supporting these commitments for which collateral is deemed necessary.

The Company has not incurred any losses on its commitments in any of the three years in the period ended September 30, 2004.

21.	RELATED PARTY TRANSACTIONS

In the normal course of business, the Company has made loans to its directors, officers, and their related business interests. In the opinion of management, related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectability. The aggregate dollar amount of loans outstanding to directors, officers, and their related business interests total approximately $8,202,890, and $8,518,569 at September 30, 2004, and 2003, respectively. During the year ended September 30, 2004, total principal additions were $4,931,437 and total principal payments were $5,247,116.

Deposits from related parties held by the Company at September 30, 2004, and 2003, amounted to $5,745,546 and $3,610,878, respectively.

22.	RESTRICTED STOCK AWARD PROGRAMS AND STOCK OPTION PLANS

1998 Stock Option Plan -

The Company’s stockholders adopted the 1998 Stock Option Plan (“SOP”) on October 23, 1998. The SOP provides for a committee of the Company’s Board of Directors to award any one or a combination of incentive stock options, non-statutory or compensatory stock options, limited rights, dividend equivalent rights and reload options, representing up to 357,075 shares of the Company’s stock. The options will vest in equal amounts over five years beginning one year from the date of grant. Options granted vest immediately in the event of retirement, disability, or death and are generally exercisable for a three year period following such event. Outstanding stock options expire no later than 10 years from the date of grant. Under the SOP, options have been granted to directors and key employees of the Company. The exercise price in each case equals the fair market value of the Company’s stock at the date of grant. The Company granted 350,000 options on October 23, 1998, which have an exercise price of $9.00 per share, the fair value of the stock on that date. The weighted average remaining contractual life of the options as of September 30, 2004, is 4.1 years.

Stock Options Assumed in Acquisition –

During the year ended September 30, 2002, the Company completed its acquisition of North Arkansas Bancshares, Inc. The Company assumed 30,970 in stock options granted to employees and directors of North Arkansas Bancshares, Inc. related to such acquisition. All options granted to non-employee directors shall expire one year after the non-employee director ceases to maintain continuous service.

A summary of the activity of the Company’s stock option plans is as follows:

	Shares	Weighted Average Exercise Price
Outstanding at September 30, 2002	300,970	$8.74
Granted	—
Exercised	(4,713)	$6.44
Forfeited	—

Outstanding at September 30, 2003	296,257	$8.77

Granted	—
Exercised	(105,426)	$8.77
Forfeited	—

Outstanding at September 30, 2004	190,831	$8.77

Options exercisable at September 30, 2002	199,370	$8.57

Options exercisable at September 30, 2003	245,457	$8.73

Options exercisable at September 30, 2004	190,831	$8.77

1998 Recognition Plan -

The 1998 Recognition and Retention Plan (“RRP”) provides for a committee of the Company’s Board of Directors to award restricted stock to key officers as well as non-employee directors. The RRP authorizes the Company to grant up to 142,830 shares of the Company’s common stock. The Committee granted 142,830 shares to key officers and non-employee directors on October 23, 1998.

Compensation expense is being recognized based on the fair market value of the shares on the grant date of $9.00 over the vesting period. The shares will vest equally over a five year period with the first vesting date of January 3, 2000. Shares granted will be vested immediately in the event of disability or death. Approximately $12,000, $35,000, and $81,000 in compensation expense was recognized during the years ended September 30, 2004, 2003, and 2002, respectively.

23.	OTHER COMPREHENSIVE INCOME

	Year Ended September 30, 2004
	Before Tax Amount	Tax Expense (Benefit)	Net-of-Tax Amount
UNREALIZED GAINS (LOSSES) ON SECURITIES:
Unrealized holding gain (loss) on securities arising during period	$(2,063,261)	$701,509	$(1,361,752)
Less reclassification adjustment for gains included in net income	(385,867)	131,195	(254,672)

Other comprehensive income (loss)	$(2,449,128)	$832,704	$(1,616,424)

	Year Ended September 30, 2003
	Before Tax Amount	Tax Expense (Benefit)	Net-of-Tax Amount
UNREALIZED GAINS (LOSSES) ON SECURITIES:
Unrealized holding gain (loss) on securities arising during period	$(732,723)	$249,125	$(483,598)
Less reclassification adjustment for gains included in net income	(324,225)	110,237	(213,988)

Other comprehensive income (loss)	$(1,056,948)	$359,362	$(697,586)

	Year Ended September 30, 2002
	Before Tax Amount	Tax Expense (Benefit)	Net-of-Tax Amount
UNREALIZED GAINS ON SECURITIES:
Unrealized holding gain on securities arising during period	$1,123,502	$(381,991)	$741,511
Less reclassification adjustment for gains included in net income	(555,497)	188,869	(366,628)

Other comprehensive income	$568,005	$(193,122)	$374,883

24.	SUBSEQUENT EVENTS

The Company purchased a building in Broken Arrow, Oklahoma, a suburb of Tulsa in October 2004. We expect to open the location spring of 2005 which will allow us to offer full service banking to our customers in the area.

25.	PARENT COMPANY ONLY FINANCIAL INFORMATION

The following condensed statements of financial condition as of September 30, 2004 and 2003, and condensed statements of income and cash flows for the years ended September 30, 2004 and 2003, for Pocahontas Bancorp, Inc. should be read in conjunction with the consolidated financial statements and the notes herein.

POCAHONTAS BANCORP, INC.

(PARENT COMPANY ONLY)

CONDENSED STATEMENTS OF FINANCIAL CONDITION

SEPTEMBER 30, 2004 AND 2003

	2004	2003
ASSETS
Deposit in Bank	$5,625,122	$3,877,812
Investment in Bank	63,528,842	66,235,121
Loan receivable	2,091,225	538,121
Investment securities	1,982,365	1,497,252
Other assets	764,572	931,077

TOTAL ASSETS	$73,992,126	$73,079,383

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accrued expenses and other liabilities	$2,566,450	$1,052,994
Deferred compensation	1,982,935	2,108,672
Trust preferred securities	16,941,917	16,921,150
Stockholders’ equity	52,500,824	52,996,567

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$73,992,126	$73,079,383

CONDENSED STATEMENTS OF INCOME

YEARS ENDED SEPTEMBER 30, 2004, 2003 AND 2002

	2004	2003	2002
INCOME:
Dividend from the Bank	$5,500,000	$1,500,000	$—
Interest and investment income (loss)	536,154	470,367	(136,837)

Total Income	6,036,154	1,970,367	(136,837)
EXPENSES:
Interest expense	1,335,162	1,349,429	1,324,136
Operating expenses	671,960	931,202	613,255

Total Expenses	2,007,122	2,280,631	1,937,391

EARNINGS (LOSS) BEFORE INCOME TAXES AND EQUITY IN UNDISTRIBUTED EARNINGS OF BANK SUBSIDIARY	4,029,032	(310,264)	(2,074,228)
INCOME TAX BENEFIT	517,437	741,403	811,104

EARNINGS (LOSS) BEFORE EQUITY IN UNDISTRIBUTED EARNINGS OF BANK SUBSIDIARY	4,546,469	431,139	(1,263,124)
EQUITY IN UNDISTRIBUTED EARNINGS (DISTRIBUTIONS IN EXCESS OF EARNINGS) OF BANK SUBSIDIARY	(1,089,855)	4,863,219	5,498,118

NET INCOME	$3,456,614	$5,294,358	$4,234,994

POCAHONTAS BANCORP, INC.

(PARENT COMPANY ONLY)

CONDENSED STATEMENTS OF CASH FLOWS

YEARS ENDED SEPTEMBER 30, 2004, 2003 AND 2002

	2004	2003	2002
OPERATING ACTIVITIES:
Net income	$3,456,614	$5,294,358	$4,234,994
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of Bank subsidiary	1,089,855	(4,863,219)	(5,498,118)
ESOP allocation	—	160,562	—
Amortization	20,767	20,767	18,825
Stock compensation	—	35,251	851,660
Changes in operating assets and liabilities:
Investment securities	(485,113)	(32,794)	1,710,816
Loan receivable	(1,553,104)	835,080	626,866
Other assets	166,505	614,662	(643,894)
Accrued expenses and other liabilities	(74,045)	(638,885)	732,448
Deferred compensation	(125,737)	(1,398,990)	(1,101,543)

Net cash provided by operating activities	2,495,742	26,792	932,054
INVESTING ACTIVITIES:
Cash acquired from acquisition of North Arkansas Bancshares, Inc.	—	—	510,445
Cash acquired from acquisition of Marked Tree Bancshares, Inc.	—	7,667	—

Net cash provided by investing activities	—	7,667	510,445
FINANCING ACTIVITIES:
Options exercised	924,703	30,352	720,000
Dividends paid	(1,442,791)	(1,399,430)	(1,268,379)
Proceeds from issuance of trust preferred securities, net of issuance costs	—	—	9,650,500
Purchase of treasury stock	(230,344)	(1,214,027)	(6,435,745)

Net cash provided (used) by financing activities	(748,432)	(2,583,105)	2,666,376

NET INCREASE (DECREASE) IN
CASH AND CASH EQUIVALENTS	1,747,310	(2,548,646)	4,108,875
CASH AND CASH EQUIVALENTS:
Beginning of year	3,877,812	6,426,458	2,317,583

End of year	$5,625,122	$3,877,812	$6,426,458

POCAHONTAS BANCORP, INC.

Board of Directors

Ralph P. Baltz	Chairman of the Board, Tri-County Sand and Gravel, Pocahontas, Arkansas
Dwayne Powell	President and CEO, Jonesboro, Arkansas
Bob Rainwater	Retired Pharmacist, Walnut Ridge, Arkansas
A.J. Baltz, Jr	Owner Baltz Feed, Farmland, Commercial Properties, Pocahontas, Arkansas
Marc Van Camp	Retired Superintendent, Pocahontas Schools, Pocahontas, Arkansas
N. Ray Campbell	Owner Big Valley Trailers, Pocahontas, Arkansas
James A. Edington	Executive Vice President/Secretary, Pocahontas, Arkansas
Lindley Smith	Former CEO of Bank of Tuckerman

Executive Officers

Dwayne Powell	President and CEO
Brad Snider	Executive Vice President and COO
Terry Prichard	Executive Vice President and CFO/Treasurer
Ralph P. Baltz	Chairman of the Board

POCAHONTAS BANCORP, INC

Main Office: 1700 E. Highland Jonesboro, Arkansas (870) 802-1700	Auditors: Deloitte & Touche LLP Little Rock, Arkansas
Special Counsel: Luse Gorman Pomerenk & Schick Washington, D.C.

Branch Offices:

Pocahontas Branch	Walnut Ridge Branch	Jonesboro Branch
203 W. Broadway	120 W. Main Street	625 S.W. Drive	Transfer Agent:
Pocahontas, Arkansas	Walnut Ridge, Arkansas	Jonesboro, Arkansas	Registrar and Transfer Company
(Opened 1935)	(Opened 1968)	(Opened 1976)	10 Commerce Drive
Cranford, NJ 07016
Corning Branch	Highland Branch	Lake City Branch	(800) 368-5918
309 Missouri Drive	1566 Highway 62	100 Colbean Blvd
Corning, Arkansas	Hardy, Arkansas	Lake City, Arkansas
(Opened 1983)	(Opened 1983)	(Opened 1998)

Hardy Branch	Pocahontas Branch	Pocahontas Wal-Mart Branch
101 W. Main Street	205 Rice Street	Hwy 67 South	NASDAQ Market Makers
Hardy, Arkansas	Pocahontas, Arkansas	Pocahontas, Arkansas
(Opened 1998)	(Opened 2001)	(Opened 1998)	RBC Dain Rauscher
1 South Wacker Drive
Paragould Wal-Mart Branch	Jonesboro Branch	Tuckerman Branch	Suite 1900
2802 W. Kings Hwy.	209 W. Washington	106 E. Main Street	Chicago, IL 60606
Paragould, Arkansas	Jonesboro, Arkansas	Tuckerman, Arkansas
(Opened 1999)	(Opened 2001)	(Opened 2001)	ASG Securities, Inc.
5401 North Federal Highway
Swifton Branch	Newport Branch	Imboden Branch	Ft. Lauderdale, FL 33308
101 Main Street	200 Olivia Drive	201 E 3rd Street
Swifton, Arkansas	Newport Arkansas	Imboden, AR	Schwab Capital Markets L.P.
(Opened 2001)	(Opened 2002)	(Opened 2002)	111 Pavonia Avenue East
Jersey City, NJ 07310
Hoxie Branch	Marked Tree Branch
126 SW Texas	210 Frisco Street		Knight Equity Markets, L.P.
Hoxie, Arkansas	Marked Tree, Arkansas		525 Washington Boulevard
(Opened 2002)	(Opened 2003)		Jersey City, NJ 07310

Common Shares Pocahontas Bancorp. Inc. common stock is listed and traded on the National Association of Securities Dealers Automated (“NASDAQ”) National Market under the symbol PFSL	Inquiries regarding stock transfer, registration, lost certificate changes in name and/or address should be Quotation System directed in writing to the Transfer Agent at the above address.

Annual Meeting

The annual meeting of stockholders will be held at 2:00 pm, Arkansas Time, on February 02, 2005 at the Jonesboro Country Club, 1408 E. Nettleton Avenue, Jonesboro, Arkansas