Form 10-K, Exhibit 13
period 2005-09-30
POCAHONTAS BANCORP INC
filed 2005-12-23
CIK 1051859

EXHIBIT 13

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

Set forth below are selected consolidated financial and other data of the Company. This information is derived in part from and should be read in conjunction with the Consolidated Financial Statements of the Company and its subsidiaries and the notes thereto presented elsewhere herein.

Selected Financial Condition Data

	At September 30
	2005	2004	2003	2002	2001
	(in Thousands)
Total assets	$741,264	$719,908	$763,488	$617,016	$483,565
Cash and cash equivalents	23,411	35,218	22,020	34,307	11,146
Cash surrender value of life insurance	8,019	7,684	7,341	6,883	6,589
Investment securities	229,412	246,834	298,973	125,465	79,650
Loans receivable	429,596	383,810	389,002	408,081	349,376
Federal Home Loan Bank Stock	7,962	7,926	5,584	2,126	3,787
Deposits	514,044	491,079	586,092	520,032	348,541
FHLB advances	148,645	153,897	100,694	22,137	73,316
Securities sold under agreements to repurchase	—	—	—	—	350
Stockholders’ equity	52,368	52,501	52,997	47,493	44,589

Summary of Operations

	Years Ended September 30
	2005	2004	2003	2002	2001
	(in Thousands)
Interest income	$35,632	$36,080	$37,044	$34,107	$29,891
Interest expense	18,942	16,658	19,241	17,200	19,099

Net interest income before provision for loan losses	16,690	19,422	17,803	16,907	10,792
Provision for loan losses	525	3,900	2,595	900	200

Net interest income after provision for loan losses	16,165	15,522	15,208	16,007	10,592
Noninterest income	5,676	5,672	10,552	5,196	3,616
Noninterest expense:
Compensation and benefits	9,342	9,540	10,444	8,201	8,102
Occupancy and equipment	2,780	2,723	2,654	2,419	1,278
Other	5,383	4,011	4,981	4,160	3,037

Total noninterest expense	17,505	16,274	18,079	14,780	12,417

Income before income taxes	4,336	4,920	7,681	6,423	1,791
Income tax provision	1,097	1,463	2,387	2,188	382

Net income	$3,239	$3,457	$5,294	$4,235	$1,409

Key Financial Ratios and Other Data (1):

	At or for the Year Ended September 30
	2005	2004	2003	2002	2001
Performance Ratios:
Return on average equity	6.16%	6.63%	10.72%	9.15%	3.39%
Return on average assets	0.44	0.47	0.77	0.80	0.35
Interest rate spread (2)	2.64	2.97	2.98	3.59	2.74
Net interest margin (2)	2.55	2.93	2.91	3.56	2.90
Noninterest expense to average assets	2.38	2.22	2.64	2.79	3.05
Net interest income after provision for loan losses to noninterest expense	92.34	95.38	84.12	107.56	84.99
Efficiency (5)	80.15	76.79	70.18	69.86	87.42
Asset Quality Ratios:
Average interest-earning assets to average interest-bearing liabilities	96.80	98.24	97.74	99.27	103.23
Nonperforming loans to net loans (3) (4)	0.92	1.22	1.44	0.78	1.81
Nonperforming assets to total assets (3) (4)	0.58	0.74	0.85	0.80	1.58
Allowance for loan losses to nonperforming loans (3) (4)	81.53	80.69	72.51	100.69	40.19
Allowance for loan losses to nonperforming assets (3) (4)	74.89	71.24	63.44	65.54	33.19
Allowance for loan losses to total loans (3)	0.73	0.96	1.03	0.77	0.72
Capital, Equity and Dividend Ratios:
Tangible capital (3)	6.80	6.88	6.40	6.40	7.14
Core capital (3)	6.80	6.88	6.40	6.40	7.14
Risk-based capital (3)	11.50	12.59	11.85	10.74	10.17
Average equity to average assets ratio	7.15	7.11	7.20	8.66	10.18
Dividend payout ratio	44.41	41.74	26.43	29.95	81.27
Per Share Data:
Dividends per share	$0.32	$0.32	$0.32	$0.29	$0.26
Book value per share (6)	$11.28	$11.31	$11.65	$10.85	$9.98
Basic earnings per share (7)	$0.72	$0.77	$1.22	$0.96	$0.33
Diluted earnings per share (8)	$0.71	$0.75	$1.20	$0.96	$0.33
Number of full service offices	21	18	20	23	21

(1)	With the exception of period end ratios, ratios are based on average monthly balances.
(2)	Interest rate spread represents the difference between the weighted average yield on average interest earning assets and the weighted average cost of average interest bearing liabilities, and net interest margin represents net interest income as a percent of average interest earning assets.
(3)	End of period ratio.
(4)	Nonperforming assets consist of nonperforming loans and real estate owned. Nonperforming loans consist of non-accrual loans while REO consists of real estate acquired in settlement of loans.
(5)	The efficiency ratio is the ratio of noninterest expense to the sum of net interest income and noninterest income.
(6)	This calculation is based on 4,641,717, 4,641,717, 4,549,791, 4,376,295, and 4,468,680 shares outstanding at September 30, 2005, 2004, 2003, 2002, and 2001, respectively.
(7)	This calculation is based on weighted average shares outstanding of 4,492,462, 4,470,913, 4,345,113, 4,400,027, and 4,295,002 for the fiscal year ended September 30, 2005, 2004, 2003, 2002 and 2001, respectively.
(8)	This calculation is based on weighted average shares outstanding of 4,571,234, 4,597,097, 4,414,843, 4,428,924, and 4,295,793 for the fiscal years ended September 30, 2005, 2004, 2003, 2002 and 2001, respectively.

QUARTERLY FINANCIAL DATA (UNAUDITED)

The following tables represent summarized data for each of the four quarters in the years ended September 30, 2005 and 2004:

	2005
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	(in thousands, except per share data)
Interest income	$9,071	$9,059	$8,724	$8,778
Interest expense	5,102	4,862	4,567	4,411

Net interest income	3,969	4,197	4,157	4,367
Provision for loan losses	400	—	—	125

Net interest income after provision for loan losses	3,569	4,197	4,157	4,242
Non-interest income	1,572	1,734	819	1,551
Non-interest expense	4,427	4,653	4,325	4,100

Income before income taxes	714	1,278	651	1,693
Income tax expense (benefit)	(140)	440	221	576

Net income	$854	$838	$430	$1,117

Basic earnings per share	$0.19	$0.19	$0.09	$0.25
Diluted earnings per share	$0.19	$0.19	$0.09	$0.24
Cash dividends declared per common share	$0.08	$0.08	$0.08	$0.08

	2004
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	(in thousands, except per share data)
Interest income	$8,780	$8,703	$9,142	$9,453
Interest expense	4,131	3,945	4,106	4,475

Net interest income	4,649	4,758	5,036	4,978
Provision for loan losses	2,750	650	350	150

Net interest income after provision for loan losses	1,899	4,108	4,686	4,828
Non-interest income	1,403	1,290	1,607	1,373
Non-interest expense	4,033	3,995	4,114	4,132

Income (loss) before income taxes	(731)	1,403	2,179	2,069
Income tax expense (benefit)	(464)	476	747	704

Net income (loss)	$(267)	$927	$1,432	$1,365

Basic earnings (loss) per share	$(0.06)	$0.21	$0.32	$0.30
Diluted earnings (loss) per share	$(0.06)	$0.20	$0.31	$0.30
Cash dividends declared per common share	$0.08	$0.08	$0.08	$0.08

MARKET FOR COMPANY’S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Trading in Common Stock and Related Matters

The Company’s common stock is traded on the NASDAQ National Market System using the symbol “PFSL.”

The following table shows the quarterly range of bid prices for the Company’s common stock during fiscal 2005 and 2004. This information has been obtained from monthly statistical stock summaries provided by the NASDAQ Stock Market. As of December 20, 2005, there were 4,641,717 shares of common stock issued and outstanding and 686 stockholders of record.

Quarter Ended	High Bid	Low Bid
December 31, 2004	$16.50	$14.75
March 31, 2005	$16.25	$15.00
June 30, 2005	$16.00	$13.80
September 30, 2005	$15.00	$12.40

Quarter Ended	High Bid	Low Bid
December 31, 2003	$16.57	$13.06
March 31, 2004	16.75	15.26
June 30, 2004	18.11	16.75
September 30, 2004	17.51	16.25

Cash Dividends Declared in Fiscal 2005:

Record Date	Payment Date	Dividend Per Share
December 15, 2004	January 3, 2005	$0.08
March 15, 2005	April 4, 2005	$0.08
June 15, 2005	July 4, 2005	$0.08
September 15, 2005	October 4, 2005	$0.08

Cash Dividends Declared in Fiscal 2004:

Record Date	Payment Date	Dividend Per Share
December 15, 2003	January 5, 2004	$0.08
March 20, 2004	April 5, 2004	$0.08
June 15, 2004	July 5, 2004	$0.08
September 15, 2004	October 4, 2004	$0.08

The Company’s Board of Directors intends to review the payment of dividends quarterly and plans to continue to maintain a regular quarterly dividend in the future, subject to financial condition, results of operations, tax considerations, industry standards, economic conditions, regulatory restrictions that affect the payment of dividends by subsidiaries to the Company and other relevant factors.

The Company is subject to requirements of Delaware law that generally limits dividends to an amount equal to the difference between the amount by which total assets exceed total liabilities and the amount equal to the aggregate par value of the outstanding shares of capital stock. If there is no difference between these amounts, dividends are limited to net income for the current and/or immediately preceding year.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

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

Overview—The Company is a savings and loan holding company headquartered in Jonesboro, Arkansas. The Company has no substantial operations other than serving as the holding company of its wholly owned subsidiary, First Community Bank (the “Bank”).

The Bank is a community-oriented federally chartered savings and loan association regulated by the Office of Thrift Supervision (OTS). The Bank has a total of 21 locations: 20 locations are concentrated in the Northeast Arkansas counties of Craighead, Clay, Green, Jackson, Lawrence, Poinsett, Randolph and Sharp, and the 21st location is in Tulsa County Oklahoma. Southern Mortgage Corporation, a mortgage company located in Tulsa, Oklahoma, is a wholly owned subsidiary of the Bank.

Our primary business consists of acting as a financial intermediary by attracting deposits from the general public and using such funds, together with borrowings and other funds, to originate loans and invest in securities. Mortgage loans consist primarily of single family residential and commercial real estate located in the Company’s primary market areas. In addition to mortgage loans, the Company uses funds to originate construction, consumer and commercial business loans and to purchase investment securities.

During 2002 and 2003, the Company acquired four financial institutions which have added significantly to growth. During 2004, the Company turned its attention to integrating and streamlining operations, cutting costs and organic growth. During 2005, the Company purchased a building in Broken Arrow, Oklahoma which allowed us to open a full service branch to better serve our customers in this area. We also constructed two new branch locations in northeast Arkansas (one in Jonesboro and the other in Paragould). A new mall is scheduled to open in Jonesboro during the spring of 2006 and we expect to open a location there as well.

The Company’s net income is primarily affected by its net interest income, which is the difference between interest income earned on its loan, mortgage-backed securities, and investment portfolios, and its cost of funds consisting of interest paid on deposits and borrowed funds, including FHLB advances. The Company’s net income also is affected by its provisions for losses on loans and investments in real estate, as well as the amount of noninterest income (including fees and service charges and gains or losses on sales of loans) and noninterest expense (including compensation and benefits, occupancy and equipment expense, data processing expense, and income taxes). Net income of the Company also is affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies, and actions of regulatory authorities.

2005 Highlights—Net income for the year ended September 30, 2005 was $3.2 million, compared to $3.5 million for the year ended September 30, 2004. Basic earnings per share was $0.72 and diluted earnings per share was $0.71 for the year ended September 30, 2005 compared to basic earnings per share of $0.77 and diluted earnings per share of $0.75 for the year ended September 30, 2004.

The Company hired a professional advertising company to assist in the design and marketing of a new, more contemporary logo for the Bank during 2005. Since the launch of the new logo and marketing campaign, we have successfully increased loans receivable by $46.0 million at September 30, 2005 from September 30, 2004 and increased deposits by $23.0 million during the same time period. The new logo included several one-time charges that contributed to the $1.2 million increase in operating expenses for the year ended September 30, 2005 compared to the year ended September 30, 2004. The Federal Reserve raised interest rates 200 basis points during the twelve month period ended September 30, 2005; the period of increasing interest rates have lowered our net interest rate spread by 33 basis points to 2.64% for the year ended September 30, 2005 from 2.97% for the year ended September 30, 2004. Our net interest income decreased $2.7 million for the year ended September 30, 2005 compared to the year ended September 30, 2004 as a result of the decrease in the Company’s net interest rate spread. Provision for loan losses decreased $3.4 million to $0.5 million during the year ended September 30, 2005 compared to the $3.9 million for the year ended September 30, 2004.

Critical Accounting Policies—In preparing financial information, management is required to make significant estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses for the periods shown. The accounting principles followed by the Company and the methods of applying these principles conform with accounting principles generally accepted in the United States and general banking practices. Estimates and assumptions most significant to the Company are related primarily to allowance for loan losses and goodwill and are summarized in the following discussion and the notes to the Consolidated Financial Statements.

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

Management has discussed the development, selection and application of these critical accounting policies with the Audit Committee of the Board of Directors.

Off-Balance Sheet Arrangements and Contractual Obligations

The Company, in the normal course of business, makes commitments to buy or sell assets or to incur or fund liabilities. Commitments include, but are not limited, to the origination, purchase, or sale of loans, the purchase of investment securities, fulfillment of commitments under letters-of-credit, extensions of credit on home equity lines of credit and construction loans, and the commitment to fund withdrawals of savings accounts at maturity. A discussion of significant commitments under which the Company may be held contingently liable, including guarantee arrangements, is included in Note 20 – “Off-Balance Sheet Arrangements and Commitments” to the Consolidated Financial Statements.

The Company may also have liabilities under certain contractual agreements contingent upon occurrence of certain events. The following table presents, as of September 30, 2005, the future payments on our significant contractual obligations.

	Payments Due by Period (in thousands)
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	After 5 years
Loan rate lock agreements	$4,964	$4,964	$—	$—	$—
Operating lease obligations	255	94	140	21	—
Certificates of deposit maturities (1)	267,786	176,920	65,471	25,395	—
FHLB advances maturities	148,645	77,247	59,969	9,127	2,302

Total contractual obligations	$421,650	$259,225	$125,580	$34,543	$2,302

(1)	Net of $654 thousand in unamortized discounts

Balance Sheet Analysis and Comparison of Results of Operations for the Years Ended September 30, 2005 and 2004

The following table shows the variance in dollars and percent change between the Consolidated Statements of Financial Condition at September 30, 2005 and September 30, 2004:

	September 30,
	2005	2004	Variance	% Change
	(Amounts in Thousands)
ASSETS
Cash	$23,411	$35,218	$(11,807)	-33.53%
Cash surrender value of life insurance	8,019	7,684	335	4.36%
Securities held-to-maturity, at amortized cost	129,952	86,201	43,751	50.75%
Securities available-for-sale, at fair value	99,460	160,633	(61,173)	-38.08%
Trading securities, at fair value	3,126	1,982	1,144	57.72%
Loans receivable, net	426,538	382,316	44,222	11.57%
Loans receivable held for sale	3,058	1,494	1,564	104.69%
Accrued interest receivable	4,488	4,196	292	6.96%
Premises and equipment, net	16,717	13,762	2,955	21.47%
Federal Home Loan Bank Stock, at cost	7,962	7,926	36	0.45%
Goodwill	8,848	8,848	—	0.00%
Core deposit premiums, net	5,323	6,297	(974)	-15.47%
Other assets	4,362	3,351	1,011	30.17%

TOTAL ASSETS	$741,264	$719,908	$21,356	2.97%

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits	$514,044	$491,078	$22,966	4.68%
Federal Home Loan Bank advances	148,645	153,897	(5,252)	-3.41%
Deferred compensation	2,177	2,430	(253)	-10.41%
Accrued expenses and other liabilities	7,067	3,060	4,007	130.95%
Trust preferred securities	16,963	16,942	21	0.12%

Total liabilities	$688,896	$667,407	$21,489	3.22%
STOCKHOLDERS’ EQUITY:
Common stock	$76	$76	$—	0.00%
Additional paid-in capital	57,275	57,448	(173)	-0.30%
Unearned ESOP Shares	(2,077)	(2,116)	39	-1.84%
Accumulated other comprehensive loss	(2,517)	(717)	(1,800)	251.05%
Retained earnings	24,014	22,213	1,801	8.11%

	76,771	76,904	(133)	-0.17%

Less treasury stock, at cost	(24,403)	(24,403)	—	0.00%
Total stockholders’ equity	52,368	52,501	(133)	-0.25%

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$741,264	$719,908	$21,356	2.97%

Investment Activities—The Company’s investment portfolio, including FHLB stock, and trading securities, consists of mortgage-backed securities, obligations of the United States Government and agencies thereof, municipal bonds, corporate bonds, interest-earning deposits in other institutions and equity investments. Over 75% of the Company’s investment portfolio is held in mortgage-backed securities; these securities are backed by pools of mortgages that can be composed of either fixed-rate mortgages or ARM loans. We invest in mortgage-backed securities to supplement local single-family loan originations as well as to reduce interest rate risk exposure, because mortgage-backed securities are more liquid than mortgage loans. In the current, ongoing, low interest rate environment, mortgages with higher interest rates are continuing to prepay resulting in large monthly principal payments on the Company’s mortgage-backed securities. Investment balances have decreased $17.4 million during the year ended September 30, 2005 due primarily to $45.3 million in principal paydowns and maturities and the sale and call of $52.0 million in securities, which was partly offset by $83.0 million in securities purchased. As interest rates have begun to rise, and higher-yielding products have become available, the Company’s relatively lower-yielding investment portfolio has declined in market value, resulting in accumulated other comprehensive loss of $2.5 million at September 30, 2005 compared to a comprehensive loss of $0.7 million at September 30, 2004. Accumulated other comprehensive income (loss) is reported in the equity section of our Consolidated Financial Statements and is considered a temporary impairment due entirely to interest rate change; the Company has the intent and ability to hold its investments until the fair market value of the portfolio recovers.

Loans receivable, net—The Company’s net loan portfolio including loans held for sale, consists primarily of first mortgage loans collateralized by single-family residential real estate, multifamily residential real estate, commercial real estate and agricultural real estate located in the Company’s primary market area or in counties contiguous with the Company’s market area.

To reduce interest rate risk exposure, and satisfy consumer demand for fixed-rate mortgage loans during the period of low interest rates, the Company has been focusing more on originating fixed-rate loans to sell individually into the secondary market. As interest rates on loans have increased, the Company has experienced a reduction in the demand for fixed-rate mortgages during the year ended September 30, 2005, compared to the year ended September 30, 2004. During the year ended September 30, 2005, the Company recognized a $1.1 million gain on the sale of $54.5 million of loans held for sale, compared to a $1.2 million gain on the sale of $64.6 million of loans held for sale during the year ended September 30, 2004.

The Company’s net loan portfolio also includes commercial business loans (i.e., crop production, equipment and inventory loans), and other consumer loans, including loans secured by automobiles and deposit accounts. The composition of the Company’s loan portfolio began to change in 2001, due to acquisitions of other banking institutions, to include a larger percentage of commercial loans; the Company intends to continue to increase the commercial loan portfolio through originations. During the year ended September 30, 2005, the Company’s commercial business loan portfolio increased approximately 40%.

Nonperforming Loans and Loan Loss Provisions—The allowance for loan losses is established through a provision for loan losses based on management’s quarterly asset classification review and evaluation of the risk inherent in the Company’s loan portfolio and changes in the nature and volume of its loan activity. Such evaluation, which includes a review of loans on which full collection may not be reasonably assured, considers among other matters, the estimated value of collateral, cash flow analysis, historical loan loss experience, and other factors that warrant recognition in providing allowances.

A provision of $0.5 million was made during the year ended September 30, 2005. The Company’s allowance for loan losses totaled $3.2 million, or 0.73% of total loans at September 30, 2005 compared to $3.8 million, or 0.96% of total loans, at September 30, 2004, a decrease of $0.6 million. Charge offs, net of recoveries totaled $1.1 million or 0.25% of total loans, for the year ended September 30, 2005. Total nonperforming loans decreased to $3.9 million at September 30, 2005 from $4.7 million at September 30, 2004, a decrease of $0.8 million. Based on presently available information, management believes that the allowance for loan losses at September 30, 2005 was appropriate. Changing economic and other conditions, as well as increased emphasis on commercial loan origination, may require future adjustments and increases to the allowance for loan losses.

During the last five fiscal years, the Company has completed separate acquisitions of four banks. The loans acquired as part of these acquisitions have contributed to the increase in the balance of nonperforming loans in the Company’s portfolio; of the $3.9 million in nonperforming loans as of September 30, 2005, $0.8 million, or 20.51% were loans acquired as part of the bank acquisitions. Nonperforming commercial loans have increased $0.2 million from portfolios acquired in bank acquisitions. We believe that the increase in nonperforming commercial loans is a result of a lower quality of underwriting and collection efforts at the acquired institutions prior to the Company’s acquisition of the institutions compared to the Company’s underwriting and collection efforts. At the acquisition dates, approximately $2.0 million of allowance was transferred. Since the acquisition dates, approximately $5.2 million in charge offs have been recorded relative to loans acquired in these acquisitions.

Loans are placed on non-accrual status when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income and a corresponding specific interest reserve is established. The Bank generally does not accrue interest on loans past due 90 days or more. Loans may be reinstated to accrual status when payments are made to bring the loan less than 90 days past due and, in the opinion of management, collection of the remaining balance can be reasonably expected. Delinquent loans 90 days or more past due decreased $0.8 million or 17.02% to $3.9 million at September 30, 2005 from $4.7 million at September 30, 2004. The balance of interest income not recognized by the Company on the non-accrual loans was $0.4 million at September 30, 2005 compared to $0.5 million at September 30, 2004. There was no interest income recognized on non-accrual loans during the periods.

Deposits and FHLB Advances—Deposits are a significant source of the Company’s funds for lending and other investment purposes. In addition to deposits, the Company derives funds from FHLB advances, the amortization and prepayment of loans and mortgage-backed securities, the sale or maturity of investment securities, and operations. Scheduled loan principal repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are influenced significantly by general interest rates and market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources or on a longer-term basis to help manage interest rate risk and for general business purposes.

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

	September 30, 2005	September 30, 2004	Change	% Change
	(Amounts in Thousands)
Checking Accounts	$200,411	$203,471	$(3,060)	-1.50%
Passbook Savings Accounts	45,847	48,146	(2,299)	-4.78%
Certificate Accounts	267,786	239,461	28,325	11.83%

	$514,044	$491,078	$22,966	4.68%

Total deposits increased $23.0 million or 4.68% during the year ended September 30, 2005. The increase was mainly due to the Company refocusing its efforts on attracting certificate accounts by offering more competitive interest rates and terms on those accounts. The cost on average certificate accounts for the year ended September 30, 2005 was 3.00%, up 23 basis points from 2.77% for the year ended September 30, 2004.

FHLB advances are collateralized by the Bank’s stock in the FHLB, investment securities and a blanket lien on the Bank’s mortgage portfolio. Such advances are made pursuant to different credit programs, each of which has its own interest rate and range of maturities. The maximum amount that the FHLB will advance to member institutions, including the Bank, for purposes other than meeting withdrawals, fluctuates from time to time in accordance with the policies of the FHLB. The maximum amount of FHLB advances to a member institution generally is reduced by borrowings from any other source. The Company also relies upon FHLB advances as a source to fund assets. At September 30, 2005, FHLB advances totaled $148.6 million, with an average cost of 3.41% compared to $153.9 million, with an average cost of 3.05% at September 30, 2004. Based on the current level of advances, asset size and available collateral under the FHLB programs, the Bank estimates that an additional $65.0 million of funding was available from FHLB advances at September 30, 2005.

Accrued expenses and other liabilities—Accrued expenses and other liabilities includes items such as the Company’s accrual for income taxes, accounts payable, escrowed taxes and insurance and other miscellaneous obligations that may occur during the normal course of business. Accrued expenses and other liabilities increased $4.0 million or 130.95% during the year ended September 30, 2005, to $7.0 million from $3.1 million at September 30, 2004. The increase was mainly due to a payable associated with the purchase of $2.4 million in investment securities that were committed prior to fiscal year end but had a settlement date after fiscal year end.

Stockholders’ equity—The Company’s book value per share was $11.28 at September 30, 2005 compared to $11.31 at September 30, 2004. The Company’s “average capital ratio”, or average capital to average assets, was 7.15% for the year ended September 30, 2005, compared to 7.11% for the year ended September 30, 2004. During fiscal 2005, retained earnings remained relatively constant; net income for fiscal 2005 was partially offset by dividends to stockholders and an increase in accumulated other comprehensive loss on securities.

The following table shows the variance in dollars and percent change between the Consolidated Statements of Income for the years ended September 30, 2005 and 2004:

	September 30,
	2005	2004	Variance	% Change
	(Amounts in Thousands)
INTEREST INCOME:
Loans receivable	$23,805	$23,998	$(193)	-0.80%
Investment securities	11,827	12,082	(255)	-2.11%

Total interest income	35,632	36,080	(448)	-1.24%
INTEREST EXPENSE:
Deposits	12,232	11,620	612	5.27%
Borrowed funds	5,269	3,751	1,518	40.47%
Trust preferred securities	1,441	1,287	154	11.97%

Total interest expense	18,942	16,658	2,284	13.71%
NET INTEREST INCOME	16,690	19,422	(2,732)	-14.07%
PROVISION FOR LOAN LOSSES	525	3,900	(3,375)	-86.54%

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	16,165	15,522	643	4.14%

OTHER INCOME:
Fees and service charges	3,187	3,082	105	3.41%
Gain on sale of loans	1,056	1,239	(183)	-14.77%
Gain on sale of securities	566	386	180	46.63%
Trading gains, net	241	398	(157)	-39.45%
Gain on sale of branches	—	137	(137)	-100.00%
Other	626	430	196	45.58%

Total other income	5,676	5,672	4	0.07%

OPERATING EXPENSE:
Compensation and benefits	9,342	9,540	(198)	-2.08%
Occupancy and equipment	2,780	2,723	57	2.09%
Insurance premiums	374	335	39	11.64%
Professional fees	1,008	826	182	22.03%
Data processing	669	675	(6)	-0.89%
Advertising and donations	1,194	408	786	192.65%
Office supplies	373	234	139	59.40%
REO and other repossessed assets	211	321	(110)	-34.27%
Other	1,554	1,212	342	28.22%

Total operating expense	17,505	16,274	1,231	7.56%

INCOME BEFORE INCOME TAXES	4,336	4,920	(584)	-11.87%
INCOME TAXES	1,097	1,463	(366)	-25.02%

NET INCOME	$3,239	$3,457	$(218)	-6.31%

Net interest income—In 2005, the Company launched an advertising campaign in our market areas to increase both loans and deposits by offering more attractive products, rates and terms. Our net interest income decreased due to the flattening yield curve that resulted from continuing increases by the Federal Reserve in short term interest rates. However, this decrease was partially offset by positive effects of our advertising campaign, which contributed to growth in the balances of both loans and deposits at favorable interest rates. Net interest income decreased $2.7 million for the year ended September 30, 2005 compared to the year ended September 30, 2004. The cost on average interest bearing liabilities, including deposits, increased 33 basis points while the yield on average interest earning assets remained constant at 5.44% when comparing the year ended September 30, 2005 to the year ended September 30, 2004. The Company’s net interest rate spread decreased to 2.64% for the year ended September 30, 2005 compared to 2.97% for the year ended September 30, 2004. Net interest margin decreased to 2.55% for the year ended September 30, 2005 compared to 2.93% for the year ended September 30, 2004.

Non-interest income—Non-interest income remained constant in the year ended September 30, 2005 compared to the year ended September 30, 2004. The increased portfolio balance of loans and deposits contributed to an increase in fees and service charges and a higher dividend was received on FHLB stock which increased other income. These increases were offset by a decrease in net trading gains and gain on sale of branches. A decrease in the origination of loans held for sale and resulting decrease in the gain on sale of loans was offset by an increase in the gain on sale of securities for the year ended September 30, 2005 compared to the year ended September 30, 2004.

Operating expense—The Company hired a professional advertising company to assist in the design and marketing of a new logo for the Bank during 2005. The new logo and marketing campaign included several one time charges which contributed to the $1.2 million increase in operating expenses for the year ended September 30, 2005 compared to the year ended September 30, 2004. Professional fees increased for the year ended September 30, 2005 compared to the same period last year due to increasing costs associated with new regulations.

Income taxes—During 2005 the Company increased our investment in non-taxable securities, half of which occurred during the last quarter. The increase in non-taxable securities resulted in a lower effective tax rate for the Company compared to prior years. During the fourth quarter of the year ended September 30, 2005, the Company recorded an income tax benefit of $0.1 million.

The table below analyzes net interest income by component and in terms of changes in the volume of interest-earning assets and interest-bearing liabilities and the changes in the related yields and rates for the year ended September 30, 2005, compared to the year ended September 30, 2004.

Rate/Volume Analysis (in thousands)

	2005 vs 2004				2004 vs 2003
	Increase/(Decrease) Due to			Total Increase (Decrease)	Increase/(Decrease) Due to			Total Increase (Decrease)
	Volume	Rate	Rate/ Volume		Volume	Rate	Rate/ Volume
Interest income:
Loans receivable	$(450)	$272	$(15)	$(193)	$(425)	$(1,896)	$59	$(2,262)
Investment securities	(50)	(220)	15	(255)	5,114	(2,591)	(1,225)	1,298

Total interest earning assets	(500)	52	—	(448)	4,689	(4,487)	(1,166)	(964)

Interest expense:
Deposits	(651)	1,338	(75)	612	(610)	(4,611)	173	(5,048)
Borrowed funds	955	443	120	1,518	5,774	(599)	(2,705)	2,470
Trust Preferred	2	152	0	154	2	(8)	0	(6)

Total interest bearing liabilities	306	1,933	45	2,284	5,166	(5,218)	(2,532)	(2,584)

Net change in net interest income	$(806)	$(1,881)	$(45)	$(2,732)	$(477)	$731	$1,366	$1,620

The following tables summarize rates, yields and balances of average assets and liabilities for the periods indicated:

Average Balance Sheets (Dollars in thousands)

	Years ended September 30
	2005			2004			2003
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Interest-earning assets: (1)
Loan receivable, net (2)	$381,390	$23,805	6.24%	$388,679	$23,998	6.17%	$391,588	$26,260	6.71%
Investment securities	273,530	11,827	4.32	274,655	12,082	4.40	221,182	10,784	4.88

Total interest- earning assets	654,920	35,632	5.44%	663,334	36,080	5.44%	612,770	37,044	6.05%
Noninterest-earning cash	33,823			25,800			29,453
Other noninterest- earning assets	46,521			44,009			43,452

Total assets	$735,264			$733,143			$685,675

Interest-bearing liabilities:
Demand deposits	$254,156	$4,692	1.85%	$287,682	$4,765	1.66%	$278,990	$5,436	1.95%
Time deposits	251,027	7,540	3.00	247,504	6,855	2.77	298,290	11,232	3.77
Borrowed funds (3)	154,432	5,269	3.41	123,107	3,751	3.05	32,764	1,281	3.91
Trust Preferred	16,953	1,441	8.50	16,933	1,287	7.60	16,911	1,292	7.64

Total interest- bearing liabilities	676,568	18,942	2.80%	675,226	16,658	2.47%	626,955	19,241	3.07%

Noninterest-bearing liabilities (4)	6,108			5,793			9,346

Total liabilities	682,676			681,019			636,301
Stockholders’ equity	52,588			52,124			49,374

Total liabilities and stockholders’ equity	$735,264			$733,143			$685,675

Net interest income		$16,690			$19,422			$17,803

Net interest rate spread (5)			2.64%			2.97%			2.98%

Interest-earning assets and net interest margin (6)	$654,920		2.55%	$663,334		2.93%	$612,770		2.91%

Ratio of average interest- earning assets to average interest-bearing liabilities			96.80%			98.24%			97.74%

(1)	All interest-earning assets are disclosed net of loans in process, unamortized yield adjustments, and valuation allowances.
(2)	Does not include interest on nonaccrual loans. Non-performing loans are included in loans receivable, net.
(3)	Includes FHLB advances and securities sold under agreements to repurchase.
(4)	Escrow accounts are noninterest-bearing and are included in noninterest-bearing liabilities.
(5)	Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(6)	Net interest margin represents the net interest income as a percentage of average interest-earning assets.

The following table shows the variance in dollars and percent change between the Consolidated Statements of Income for the years ended September 30, 2004 and 2003:

	September 30,
	2004	2003	Variance	% Change
	(Amounts in Thousands)
INTEREST INCOME:
Loans receivable	$23,998	$26,260	$(2,262)	-8.6%
Investment securities	12,082	10,784	1,298	12.0%

Total interest income	36,080	37,044	(964)	-2.6%
INTEREST EXPENSE:
Deposits	11,620	16,668	(5,048)	-30.3%
Borrowed funds	3,751	1,281	2,470	192.8%
Trust preferred securities	1,287	1,293	(6)	-0.5%

Total interest expense	16,658	19,242	(2,584)	-13.4%
NET INTEREST INCOME	19,422	17,802	1,620	9.1%
PROVISION FOR LOAN LOSSES	3,900	2,595	1,305	50.3%

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	15,522	15,207	315	2.1%
OTHER INCOME:
Fees and service charges	3,082	3,595	(513)	-14.3%
Gain on sale of loans	1,239	3,278	(2,039)	-62.2%
Gain (loss) on sale of securities	386	324	62	19.1%
Trading gains, net	398	378	20	5.3%
Gain on sale of branches	137	2,412	(2,275)	-94.3%
Other	430	566	(136)	-24.0%

Total other income	5,672	10,553	(4,881)	-46.3%

OPERATING EXPENSE:
Compensation and benefits	9,540	10,444	(904)	-8.7%
Occupancy and equipment	2,723	2,654	69	2.6%
Insurance premiums	335	329	6	1.8%
Professional fees	826	1,073	(247)	-23.0%
Data processing	675	735	(60)	-8.2%
Advertising and donations	408	601	(193)	-32.1%
Office supplies	234	338	(104)	-30.8%
REO and other repossessed assets	321	538	(217)	-40.3%
Other	1,212	1,367	(155)	-11.3%

Total operating expense	16,274	18,079	(1,805)	-10.0%

INCOME BEFORE INCOME TAXES	4,920	7,681	(2,761)	-35.9%
INCOME TAXES	1,463	2,387	(924)	-38.7%

NET INCOME	$3,457	$5,294	$(1,837)	-34.7%

Net interest income—The Company utilized low rate advances from the FHLB and sold long-term fixed rate mortgages in the secondary mortgage market during 2004 to manage interest rate risks and control cost of funds as interest rates fluctuated. This strategy resulted in a $1.6 million increase in net interest income for the year ended September 30, 2004 compared to the year ended September 30, 2003. The cost on average interest bearing liabilities decreased 60 basis points while the yield on average interest earning assets decreased 55 basis points when comparing the year ended September 30, 2004 to the year ended September 30, 2003. The Company’s net interest rate spread increased to 3.04% for the year ended September 30, 2004 compared to 2.98% for the year ended September 30, 2003. Net interest margin increased to 2.96% for the year ended September 30, 2004 compared to 2.91% for the year ended September 30, 2003.

Provision for loan loss—During the fourth quarter of the year ended September 30, 2004, events occurred relative to the financial performance of certain borrowers and their properties collateralizing loans to the Company which had a significant effect on the results of operations of the Company for the quarter. During the quarter, a borrower with loans totaling approximately $3,600,000 filed bankruptcy. Subsequent to the filing, it was determined that certain collateral would not be available for recovery by the Company. As a result of these and other factors, a provision for loan losses was recognized on the loans to this borrower totaling approximately $1,200,000. Additionally, collateral pledged on loans of other borrowers was determined to not be of adequate value to provide for full loan repayment for varied reasons including deterioration of operations of businesses occupying collateral properties, slow lot sales of developers, sales of lots by developers at prices less than those used in the appraisals of the collateral properties, borrower legal entanglements, bankruptcy losses and other reasons. As a result of the evaluation of collateral values of these other borrowers, the Company recorded a provision for loan losses of approximately $1,600,000 bringing the total provision for loan losses for the quarter to $2,750,000.

Other income—In addition to the decrease in gain on sale of loans, the decrease in loan originations and deposits during the year ended September 30, 2004 compared to the year ended September 30, 2003, contributed to a decrease in income from fees and service charges. The decrease in the gain on the sale of branches for the year ended September 30, 2004 compared to the year ended September 30, 2003 also contributed to the decrease in other income.

Operating expense—The decrease in total operating expense was the result of management’s ongoing efforts to monitor expenses and increase efficiency and to decreased expenses as a result of closed branches. Compensation expense decreased by $0.9 million due in part to a decrease in commissions paid to loan personnel resulting from the decrease in loan originations, as well as the recognition of $0.2 million in additional expense in 2003 related to a deferred compensation agreement entered into with a retiring officer of the Company during the year ended September 30, 2003. Due to the growth of the Company during the last several years, we engaged a consulting firm during 2003 to assist us with new regulatory compliance issues that resulted in increased professional fees for the year ended September 30, 2003 compared to the same period in 2004. Lower provisions for losses associated with the disposal of foreclosed real estate owned during 2004 resulted in a $0.2 million decrease in 2004 compared to 2003.

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

Net Portfolio Value.    The value of the Company’s loan and investment portfolio will change as interest rates change. Rising interest rates will generally decrease the Company’s net portfolio value (“NPV”), while falling interest rates will generally increase the value of that portfolio. The table below sets forth, quantitatively, as of September 30, 2005, the estimate of the projected changes in NPV in the event of a 100, 200, and 300 basis point instantaneous and permanent increase and a 100 and 200 basis point instantaneous and permanent decrease in market interest rates. Due to the current low prevailing interest rate environment, the changes in NPV is not estimated for a decrease in interest rates of 300 basis points.

Change in Interest Rates in Basis Points (Rate Shock)	Net Portfolio Value			Ratio	Change in NPV as a Percentage of Estimated Market Value of Assets
	Amount	$ Change	% Change
	(Amounts in Thousands)
+300	$56,868	$(23,073)	(29.0)%	7.91%	(2.67)%
+200	64,836	(15,106)	(19.0)%	8.87%	(1.72)%
+100	72,600	(7,342)	(9.0)%	9.77%	(0.82)%
0	79,941	—	0.0%	10.59%	0.00%
-100	84,079	4,138	5.0%	11.01%	0.42%
-200	85,021	5,079	6.0%	11.05%	0.46%

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Pocahontas Bancorp, Inc.

Jonesboro, Arkansas

We have audited the accompanying consolidated statements of financial condition of Pocahontas Bancorp, Inc. and subsidiaries (the “Company”) as of September 30, 2005 and 2004, and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended September 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2005, in conformity with accounting principles generally accepted in the United States of America.

Little Rock, Arkansas

December 22, 2005

ITEM 8	FINANCIAL STATEMENTS

POCAHONTAS BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

SEPTEMBER 30, 2005 AND 2004

	2005	2004
ASSETS
Cash and due from banks:
Interest bearing	$14,600	$18,145
Noninterest bearing	23,396,851	35,200,346

	23,411,451	35,218,491
Cash surrender value of life insurance	8,019,097	7,684,251
Securities held-to-maturity, at amortized cost
(fair value of $127,755,514 and $85,581,734 in 2005 and 2004, respectively)	129,952,373	86,200,660
Securities available-for-sale, at fair value (amortized cost of
$102,343,904 and $160,381,598 in 2005 and 2004, respectively)	99,460,045	160,633,022
Trading securities, at fair value	3,126,044	1,982,365
Loans receivable, net	426,538,047	382,316,096
Loans receivable held for sale	3,057,985	1,494,200
Accrued interest receivable	4,487,837	4,196,103
Premises and equipment, net	16,716,912	13,762,438
Federal Home Loan Bank stock, at cost	7,962,000	7,925,900
Goodwill	8,847,572	8,847,572
Core deposit premiums, net	5,323,319	6,296,523
Other assets	4,360,885	3,350,292

TOTAL ASSETS	$741,263,567	$719,907,913

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits	$514,043,734	$491,078,533
Federal Home Loan Bank advances	148,645,397	153,896,869
Deferred compensation	2,176,859	2,430,094
Accrued expenses and other liabilities	7,066,640	3,059,676
Trust preferred securities	16,962,683	16,941,917

Total liabilities	688,895,313	667,407,089

STOCKHOLDERS’ EQUITY:
Common stock, $0.01 par value, 8,000,000 shares authorized;
7,602,492 shares issued and 4,641,717 shares outstanding at 2005 and 2004	76,024	76,024
Additional paid-in capital	57,275,390	57,447,655
Unearned ESOP shares	(2,076,856)	(2,116,198)
Accumulated other comprehensive loss	(2,517,282)	(717,085)
Retained earnings	24,013,522	22,212,972

	76,770,798	76,903,368
Less treasury stock at cost, 2,960,775 shares at 2005 and 2004	(24,402,544)	(24,402,544)

Total stockholders’ equity	52,368,254	52,500,824

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$741,263,567	$719,907,913

See notes to consolidated financial statements.

POCAHONTAS BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

YEARS ENDED SEPTEMBER 30, 2005, 2004, AND 2003

	2005	2004	2003
INTEREST INCOME:
Loans receivable	$23,804,611	$23,997,993	$26,260,122
Securities:
Taxable	10,772,099	11,767,981	9,973,733
Nontaxable	1,054,706	314,175	809,797

Total interest income	35,631,416	36,080,149	37,043,652
INTEREST EXPENSE:
Deposits	12,232,219	11,619,647	16,667,659
Borrowed funds	5,269,259	3,751,246	1,280,614
Interest on trust preferred securities	1,440,363	1,286,688	1,292,519

Total interest expense	18,941,841	16,657,581	19,240,792

NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	16,689,575	19,422,568	17,802,860
PROVISION FOR LOAN LOSSES	525,000	3,900,000	2,595,000

NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	16,164,575	15,522,568	15,207,860

NON-INTEREST INCOME:
Fees and service charges	3,187,079	3,081,843	3,594,981
Trading gains, net	240,736	398,165	377,741
Gain on sales of loans	1,056,477	1,239,706	3,277,919
Gain on sales of securities available for sale, net	565,939	385,866	324,225
Gain on sales of branches	—	136,834	2,411,734
Other	625,573	430,103	565,651

Total non-interest income, net	5,675,804	5,672,517	10,552,251

NON-INTEREST EXPENSES:
Compensation and benefits	9,342,144	9,539,845	10,443,598
Occupancy and equipment	2,779,615	2,723,191	2,653,568
Insurance premiums	373,886	334,768	328,974
Professional fees	1,008,483	826,156	1,072,780
Data processing	668,737	675,485	734,989
Advertising and donations	1,193,756	408,480	600,656
Office supplies	373,345	234,129	338,524
Foreclosed real estate and repossessed assets	210,695	321,249	538,541
Other	1,554,128	1,211,924	1,367,534

Total non-interest expenses	17,504,789	16,275,227	18,079,164

INCOME BEFORE INCOME TAXES	4,335,590	4,919,858	7,680,947
INCOME TAX PROVISION	1,096,534	1,463,244	2,386,589

NET INCOME	3,239,056	3,456,614	5,294,358

(Continued)

POCAHONTAS BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

YEARS ENDED SEPTEMBER 30, 2005, 2004, AND 2003

	2005	2004	2003
OTHER COMPREHENSIVE INCOME,
NET OF TAX:
Unrealized holding loss on securities arising during the year	$(1,426,677)	$(1,361,752)	$(483,598)
Reclassification adjustment for gains included in net income	(373,520)	(254,672)	(213,988)

Other comprehensive loss	(1,800,197)	(1,616,424)	(697,586)

COMPREHENSIVE INCOME	$1,438,859	$1,840,190	$4,596,772

EARNINGS PER SHARE:
Basic earnings per share	$0.72	$0.77	$1.22

Diluted earnings per share	$0.71	$0.75	$1.20

Dividends per share	$0.32	$0.32	$0.32

(Concluded)

See notes to consolidated financial statements.

POCAHONTAS BANCORP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED SEPTEMBER 30, 2005, 2004, AND 2003

	Shares	Amount	Capital	Shares	Shares	Income (Loss)	Earnings	Shares	Amount	Equity
BALANCE, OCTOBER 1, 2002	7,492,353	$74,923	$56,342,563	$(671,130)	$(35,251)	$1,596,925	$16,304,221	3,116,058	$(26,119,636)	$47,492,615
Repayment of ESOP loan and related increase in share value			160,562	671,130						831,692
Increase in ESOP shares				(538,121)						(538,121)
Options exercised	4,713	47	30,305							30,352
RRP shares earned					35,251					35,251
Net change in unrealized gain on available-for-sale securities, net of tax						(697,586)				(697,586)
Treasury stock purchased								109,760	(1,214,027)	(1,214,027)
Treasury stock reissued for acquisition								(278,543)	3,161,463	3,161,463
Net income							5,294,358			5,294,358
Dividends							(1,399,430)			(1,399,430)

BALANCE, SEPTEMBER 30, 2003	7,497,066	74,970	56,533,430	(538,121)	—	899,339	20,199,149	2,947,275	(24,172,200)	52,996,567
Repayment of ESOP loan and related increase in share value			(9,424)	692,663						683,239
Purchase of stock for ESOP				(2,270,740)						(2,270,740)
Options exercised	105,426	1,054	923,649							924,703
Net change in unrealized gain on available-for-sale securities, net of tax						(733,399)				(733,399)
Unrealized loss for securities transferred to held-to-maturity						(906,107)				(906,107)
Amortization of unrealized loss on securities transferred to held-to-maturity						23,082				23,082
Treasury stock purchased								13,500	(230,344)	(230,344)
Net income							3,456,614			3,456,614
Dividends							(1,442,791)			(1,442,791)

BALANCE, SEPTEMBER 30, 2004	7,602,492	76,024	57,447,655	(2,116,198)	—	(717,085)	22,212,972	2,960,775	(24,402,544)	52,500,824
Repayment of ESOP loan and related increase in share value			(172,265)	508,252						335,987
Purchase of stock for ESOP				(468,910)						(468,910)
Net change in unrealized gain on available-for-sale securities, net of tax						(2,069,287)				(2,069,287)
Amortization of unrealized loss on securities transferred to held-to-maturity						269,090				269,090
Net income							3,239,056			3,239,056
Dividends							(1,438,506)			(1,438,506)

BALANCE, SEPTEMBER 30, 2005	7,602,492	$76,024	$57,275,390	$(2,076,856)	$—	$(2,517,282)	$24,013,522	2,960,775	$(24,402,544)	$52,368,254

See notes to consolidated financial statements.

POCAHONTAS BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED SEPTEMBER 30, 2005, 2004, AND 2003

	2005	2004	2003
OPERATING ACTIVITIES:
Net income	$3,239,056	$3,456,614	$5,294,358
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	525,000	3,900,000	2,595,000
Depreciation of premises and equipment	1,302,848	1,259,864	1,174,484
Deferred income tax provision (benefit)	487,640	(1,324,590)	22,697
Amortization of deferred loan fees	(67,185)	(66,577)	(38,521)
Amortization of premiums and discounts, net	244,153	147,083	(187,207)
Amortization of core deposit premium	973,204	944,696	1,095,933
Adjustment of ESOP shares and release of shares under recognition and retention plan	335,987	683,239	328,822
(Increase) decrease in loans held for sale	(507,309)	2,875,744	8,809,284
Net gains on sales of loans	(1,056,477)	(1,239,706)	(3,277,919)
Net gains on sales of investment securities	(565,939)	(385,866)	(324,225)
Net gains on sales of branches	—	(136,834)	(2,411,734)
Increase in cash surrender value of life insurance policies	(334,846)	(343,633)	(457,125)
Changes in operating assets and liabilities, net of effects of acquired companies:
Trading securities	(1,143,679)	(485,113)	(32,794)
Accrued interest receivable	(291,734)	964,903	(702,104)
Other assets	(3,308,409)	(874,352)	(2,939,565)
Deferred compensation	(253,235)	(455,144)	(1,238,315)
Accrued expenses and other liabilities	4,006,964	(820,105)	(3,248,320)

Net cash provided by operating activities	3,586,039	8,100,223	4,462,749
INVESTING ACTIVITIES:
Cash acquired from acquisition of Marked Tree Bancshares, Inc.	—	—	6,233,485
Sale of branches to Bank of England, Arkansas	—	—	(14,044,395)
Sale of branches to Bank of Brinkley, Arkansas	—	—	(32,051,487)
Sale of branches to Bank of Cave City, Arkansas	—	(9,697,800)	—
Purchases of securities available-for-sale	(83,004,357)	(112,557,349)	(380,302,319)
Proceeds from sale of securities available-for-sale	49,180,848	86,953,100	16,850,782
Proceeds from maturities, calls and principal prepayment of investment securities	49,787,128	76,386,821	203,697,624
Net increase in FHLB Bank stock	(36,100)	(2,342,200)	(3,458,200)
(Increase) decrease in loans, net	(44,679,765)	(277,502)	22,004,843
Proceeds from sale of REO	1,810,175	2,031,355	2,335,569
Proceeds from sale of assets	13,456	7,567	—
Purchases of premises and equipment	(4,270,778)	(1,042,267)	(2,390,775)

Net cash provided (used) by investing activities	(31,199,393)	39,461,725	(181,124,873)

(continued)

POCAHONTAS BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED SEPTEMBER 30, 2005, 2004, AND 2003

	2005	2004	2003
FINANCING ACTIVITIES:
Net increase (decrease) in deposits other than in acquisitions and branch sales	$22,965,201	$(84,548,016)	$88,402,458
Federal Home Loan Bank advances	1,000,211,000	877,684,600	339,486,500
Repayment of Federal Home Loan Bank advances	(1,005,462,472)	(824,481,358)	(260,929,838)
Exercise of stock options	—	924,703	30,352
Purchase of treasury shares	—	(230,344)	(1,214,027)
Purchase of stock for ESOP	(468,909)	(2,270,740)	—
Dividends paid	(1,438,506)	(1,442,791)	(1,399,430)

Net cash provided (used) by financing activities	15,806,314	(34,363,946)	164,376,015
NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS	(11,807,040)	13,198,002	(12,286,109)
CASH AND DUE FROM BANKS, BEGINNING OF YEAR	35,218,491	22,020,489	34,306,598

CASH AND DUE FROM BANKS, END OF YEAR	$23,411,451	$35,218,491	$22,020,489

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$18,677,897	$16,679,365	$19,763,260

Income taxes	$1,138,685	$2,884,070	$2,913,636

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Transfers from loans to real estate acquired, or deemed acquired, through foreclosure	$2,184,747	$2,706,959	$2,119,495

Loans originated to finance the sale of real estate acquired through foreclosure	$821,500	$1,149,662	$1,532,910

Reissuance of treasury stock for acquisition	$—	$—	$3,161,463

Securities transferred to held-to-maturity	$—	$86,089,901	$—

See notes to consolidated financial statements.

(concluded)

POCAHONTAS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2005, 2004, AND 2003

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Principles of Consolidation—The accompanying consolidated financial statements include the accounts of Pocahontas Bancorp, Inc. (“Bancorp”), its wholly owned subsidiary, First Community Bank (the “Bank”), as well as the Bank’s subsidiaries, Southern Mortgage Corporation, P.F. Service, Inc. and Sun Realty, Inc., (collectively referred to as the “Company”). All significant intercompany transactions have been eliminated in consolidation. The Bank operates 21 branches in north-eastern Arkansas and Tulsa County Oklahoma, as a federally chartered savings and loan.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Due From Banks—For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as those amounts included in the statement of financial condition caption “cash and due from banks.” This includes cash on hand and amounts due from depository institutions and highly-liquid investments having a maturity at acquisition of three months or less.

Trading Securities—Equity securities held principally for resale in the near term are classified as trading securities and recorded at their fair values. Unrealized gains and losses on trading securities are included in other income.

Securities Held-to-Maturity—Bonds, notes, and debentures for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for the amortization of premiums and the accretion of discounts, which are recognized in income using the level-yield method over the assets’ remaining lives and adjusted for anticipated prepayments. Should other than a temporary decline in the fair value of a security occur, the carrying value of such security would be written down to current market value by a charge to operations. As of September 30, 2005, no securities were determined to have other than a temporary decline in fair value below cost. For a debt security transferred into the held-to-maturity category from the available-for-sale category, the unrealized holding gain or loss at the date of the transfer is included in other comprehensive income and is amortized over the remaining life of the security as an adjustment of yield in a manner consistent with the amortization of any premium or discount.

Securities Available-for-Sale—Available-for-sale securities consist of securities that the Company intends to hold for an indefinite period of time and are recorded at fair value. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as accumulated other comprehensive income, a separate component of stockholders’ equity, until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Declines in the fair value of individual available-for-sale securities below their cost that are other than temporary would result in a write-down of the individual security to its fair value. The related write-down would be included in earnings as a realized loss. As of September 30, 2005, no securities were determined to have other than a temporary decline in fair value below cost.

Loans Receivable—Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

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

Loans Receivable Held for Sale—Loans receivable, held for sale are carried at the lower of cost or market, which is computed by the aggregate method (unrealized losses are offset by unrealized gains). Gains or losses on loan sales are recognized at the time of sale and are determined by the difference between net sales proceeds and the unpaid principal balance of loans sold, adjusted for unamortized discount points and fees collected from borrowers, deferred origination costs and amounts allocated to retained servicing rights.

Allowance for Loan Losses—The allowance for loan losses is a valuation allowance to provide for incurred but not yet realized losses. The Company reviews its loans for impairment on a quarterly basis. Impairment is determined by assessing the probability that the borrower will not be able to fulfill the contractual terms of the agreement. If a loan is determined to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or by use of the observable market price of the loan or fair value of collateral if the loan is collateral dependent. Throughout the year management estimates the level of probable losses to determine whether the allowance for loan losses is appropriate considering the estimated losses existing in the portfolio. Based on these estimates, an amount is charged to the provision for loan losses and credited to the allowance for loan losses in order to adjust the allowance to a level determined by management to be appropriate relative to losses. The allowance for loan losses is increased by charges to income (provisions) and decreased by charge offs, net of recoveries. Loans are charged off by reducing the loan balance and the allowance in the period in which the loans are deemed uncollectible in whole or in part.

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

Servicing—Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.

Interest Rate Risk—The Company’s asset base is exposed to risk including the risk resulting from changes in interest rates and changes in the timing of cash flows. The Company monitors the effect of such risks by considering the mismatch of the maturities of its assets and liabilities in the current interest rate environment and the sensitivity of assets and liabilities to changes in interest rates. The Company’s management has considered the effect of significant increases and decreases in interest rates and believes such changes, if they occurred, would be manageable and would not affect the ability of the Company to hold its assets as planned. However, the Company is exposed to significant market risk in the event of significant and prolonged interest rate changes.

Foreclosed Real Estate—Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value, less estimated costs to sell, at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenues and expenses from operations and changes in the valuation allowance are included in non-interest expenses.

Premises and Equipment—Land is carried at cost. Buildings and furniture, fixtures, and equipment are carried at cost, less accumulated depreciation. Depreciation for financial statement purposes is computed using the straight-line method over the estimated useful lives of the assets ranging from 3 to 40 years.

Core Deposit Premiums—Core deposit premiums paid are being amortized over ten years which approximates the estimated life of the purchased deposits. The carrying value of core deposit premiums is periodically evaluated to estimate the remaining periods of benefit. If these periods of benefits are determined to be less than the remaining amortizable life, an adjustment to reflect such shorter life will be made.

Goodwill—Goodwill is tested periodically for impairment and written down to fair value as necessary. As of April 1, 2005 and 2004, the Company performed its annual impairment test and concluded there was no impairment of the carrying value of the Company’s goodwill. Absent any impairment indicators, the Company expects to perform its next impairment test as of April 1, 2006.

Income Taxes—Deferred tax assets and liabilities are recorded for temporary differences between the carrying value and tax bases of assets and liabilities. Such amounts are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Stock Compensation—At September 30, 2005, the Company has two stock-based employee compensation plans, which are more fully described in Note 22. The Company applies the provisions of Accounting Principles Board Opinion No. 25 (“APB 25”) in accounting for its stock option plans as allowed under SFAS No. 123, Accounting for Stock Based Compensation. Under APB 25, because the exercise price of employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recorded. Had compensation cost for these plans been determined at the fair value on the grant dates for awards under those plans consistent with the methods of SFAS No. 123, the Company’s pro forma net income and pro forma earnings per share would have been as follows:

	Year Ended September 30
	2005	2004	2003
Net income (in thousands):
As reported	$3,239	$3,457	$5,294
Pro forma	3,239	3,445	5,186
Earnings per share:
Basic—as reported	0.72	0.77	1.22
Basic—pro forma	0.72	0.77	1.19
Diluted—as reported	0.71	0.75	1.20
Diluted—pro forma	0.71	0.75	1.17

In determining the above pro forma disclosure, the fair value of options granted was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: expected volatility—37%, expected life of grant – 6.5 years, risk free interest rate 5.25%, and expected dividend rate of 2.5%.

Recently Adopted or Issued Accounting Standards—In March 2004 the Emerging Issues Task Force (“EITF”) reached a consensus on EITF Issue 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments (“EITF 03-1”). EITF 03-1 indicates that an investor must have the intent and ability to hold an investment until a forecasted recovery of the fair value up to or beyond the cost of the investment in order to determine that any impairment is temporary. If the investor does not have the intent and ability to hold the investment until a forecasted recovery, then an other-than-temporary impairment must be recorded. The consensus by the EITF is effective for periods beginning after June 15, 2004. However, the guidance contained in paragraphs 10-20 of EITF 03-1 was delayed by FASB Staff Position (“FSP”) EITF Issue 03-1-1,

“Effective Date of Paragraphs 10-20 of EIFP Issue No. 03-1, ‘The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments’,” posted September 30, 2004.

In November 2005, FSP FAS 115-1 and FAS 124-1 “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” was issued. The FSP addressed the determination as to when an investment is considered impaired, whether that impairment is other-than-temporary, and the measurement of an impairment loss. It also included accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance of the FSP amended FASB Statements No. 115, Accounting for Certain Investments in Debt and Equity Securities, No. 124, Accounting for Certain Investments Held by Non-for-Profit Organizations, and APB Opinion No 18, The Equity Method of Accounting for Investments in Common Stock. The FSP nullified certain requirements of Issue 03-1 and supersedes EITF Topic No. D-44, “Recognition of Other-Than-Temporary Impairment upon the Planned Sale of a Security Whose Cost Exceeds Fair Value.” The FSP gives guidance regarding how to determine whether an investment is impaired, if impaired how to evaluate whether the impairment is other-than-temporary, and proper accounting and disclosures for the investments. The Guidance is effective for reporting periods beginning after December 15, 2005; earlier application is permitted. The adoption of EITF 03-1 did not have an effect on net income or stockholders’ equity.

In December 2004 the FASB issued Statement Number 123 (revised 2004) (“FAS 123 (R)”), Share-Based Payments. FAS 123 (R) requires all entities to recognize compensation expense in an amount equal to the fair value of share-based payments such as stock options granted to employees. As of October 1, 2005, the Company adopted FAS 123(R) using the modified prospective method. Under this method, the Company is required to record compensation expense (as previous awards continue to vest) for the unvested portion of previously granted awards that remain outstanding at the date of adoption. As of October 31, 2005, the Company’s options were fully vested. Accordingly, the adoption of FAS 123 (R) did not have an affect on the Company’s consolidated financial statements.

Reclassifications—Certain 2003 and 2004 amounts have been reclassified to conform to the 2005 presentations.

2.	ACQUISITIONS

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

The following unaudited pro forma information is being provided for the business acquisitions made during the year ended September 30, 2003, as though the Company made the acquisitions at the beginning of the year.

2003
(in thousands, except earnings per share)
Net interest income	$18,357
Income before income taxes	$8,267
Net income	$5,715
Basic earnings per share	$1.32
Diluted earnings per share	$1.29

3.	FAIR VALUES OF FINANCIAL INSTRUMENTS

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

The carrying amounts and estimated fair values of financial instruments at September 30, 2005 and 2004, were as follows (items which are not financial instruments are not included):

	2005		2004
	Carrying Amounts	Estimated Fair Value	Carrying Amounts	Estimated Fair Value
Financial assets and liabilities:
Cash and due from banks	$23,411,451	$23,411,451	$35,218,491	$35,218,491
Cash surrender value of life insurance	8,019,097	8,019,097	7,684,251	7,684,251
Securities held-to-maturity	129,952,373	127,755,514	86,200,660	85,581,734
Securities available-for-sale	99,460,045	99,460,045	160,633,022	160,633,021
Trading securities	3,126,044	3,126,044	1,982,365	1,982,365
Loans receivable, net	426,538,047	423,664,000	382,316,096	386,252,000
Loans receivable held for sale	3,057,985	3,260,000	1,494,200	1,510,000
Accrued interest receivable	4,487,837	4,487,837	4,196,103	4,196,103
Federal Home Loan Bank stock	7,962,000	7,962,000	7,925,900	7,925,900
Demand and savings deposits	246,257,677	245,604,000	251,617,795	251,617,795
Time deposits	267,786,057	267,157,000	239,460,738	240,712,900
Federal Home Loan Bank advances	148,645,397	147,967,000	153,896,869	155,438,000

For purposes of the above disclosures of estimated fair value, the following assumptions were used. The estimated fair value for cash and due from banks, cash surrender value of life insurance, accrued interest receivable, and Federal Home Loan Bank (“FHLB”) stock is considered to approximate cost. The estimated fair values for securities are based on quoted market values for the individual securities or for equivalent securities. The fair value for loans is estimated by discounting the future cash flows using the current rates the Company would charge for similar such loans at the applicable date. The estimated fair value for demand and savings deposits is based on the amount for which they could be settled on demand. The estimated fair values for time deposits, FHLB advances are based on estimates of the rate the Company would pay on such deposits and borrowed funds at the applicable date, applied for the time period until maturity. The estimated fair values for other financial instruments approximate cost and are not considered significant to this presentation. Fair values for the Company’s off-balance-sheet instruments, which consist of lending commitments and standby and commercial letters of credit, are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. Management believes that the fair value of these off-balance-sheet instruments is not significant.

4.	SECURITIES

The amortized cost and estimated fair values of securities at September 30 are as follows:

	2005
Held-to-Maturity	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
US Government Agencies	$4,000,000	$—	$74,057	$3,925,943
US Government Treasury Notes	19,844,509	—	133,571	19,710,938
Mortgage Backed Securities	76,704,653	9,560	2,101,766	74,612,447
Municipal bonds	29,403,211	257,902	154,927	29,506,186

Total	$129,952,373	$267,462	$2,464,321	$127,755,514

Available-for-sale	Amortized Cost	Gross Unrealized Gains		Gross Unrealized Losses	Estimated Fair Value
Mortgage backed securities	$101,343,904		$—	$2,859,874	$98,484,030
Mutual fund	1,000,000		—	23,985	976,015

Total	$102,343,904	$		$2,883,859	$99,460,045

	2004
Held-to-Maturity	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
US Government Agencies	$3,940,795	$—	$44,866	$3,895,929
Mortgage Backed Securities	59,325,377	7,558	1,127,134	58,205,801
Municipal bonds	22,934,488	614,734	69,218	23,480,004

Total	$86,200,660	$622,292	$1,241,218	$85,581,734

Available-for-sale	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Government agencies	$500,407	$1,080	$—	$501,487
Mortgage backed securities	158,881,191	925,235	664,743	159,141,683
Mutual fund	1,000,000	—	10,148	989,852

Total	$160,381,598	$926,315	$674,891	$160,633,022

The amortized cost and estimated fair value of securities at September 30, 2005, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Held-to-Maturity		Available-for-Sale
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due in one year or less	$801,473	$800,477	$—	$—
Due from one year to five years	23,472,447	23,328,700	—	—
Due from five years to ten years	8,886,977	8,962,933	—	—
Due after ten years	20,086,823	20,050,957	—	—
Mortgage backed securities	76,704,653	74,612,447	101,343,904	98,484,030
Mutual fund	—	—	1,000,000	976,015

Total	$129,952,373	$127,755,514	$102,343,904	$99,460,045

Available-for-sale securities with a carrying value and a fair value of $16,440,711 and $56,354,134 at September 30, 2005 and 2004, respectively, and held-to-maturity securities with a carrying value of $87,277,527 and a fair value of $85,722,293 at September 30, 2005, and a carrying value of $36,125,480 and a fair value of $35,650,507 at September 30, 2004, were pledged to collateralize public and trust deposits.

For the years ended September 30, 2005, 2004, and 2003, proceeds from the sales of securities available-for-sale amounted to $49,180,848, $86,953,100, and $16,850,782, respectively. Gross realized gains amounted to $566,790, $845,892, and $327,694, respectively. Gross realized losses amounted to $851, $460,026, and $3,469, respectively.

The following table presents those investments of the Company with gross unrealized losses, along with the related fair value, by investment category and length of time in a loss position. These individual securities have been in a continuous unrealized loss position as of September 30, 2005.

	Less than 12 months		12 months or longer		Total
Security Description	Market Value	Unrealized Losses	Market Value	Unrealized Losses	Market Value	Unrealized Losses
Held-to-Maturity
U.S. Government agency obligations	—	—	3,925,943	(74,057)	3,925,943	(74,057)
U.S. Government Treasury obligations	19,710,938	(133,571)	—	—	19,710,938	(133,571)
Mortgage-backed securities	33,713,993	(797,211)	27,044,717	(1,304,555)	60,758,710	(2,101,766)
Municipal Bonds	7,294,190	(93,576)	2,545,536	(61,351)	9,839,726	(154,927)

	60,719,121	(1,024,358)	33,516,196	(1,439,963)	94,235,317	(2,464,321)

Available-for-Sale
Mortgage-backed securities	83,369,654	(2,348,376)	15,114,376	(511,498)	98,484,030	(2,859,874)
Mutual Fund	976,015	(23,985)	—	—	976,015	(23,985)

	84,345,669	(2,372,361)	15,114,376	(511,498)	99,460,045	(2,883,859)

Management of the Company anticipates that the market values of its investments which have unrealized losses for 12 months or longer at September 30, 2005, will increase to at least the cost of the investment to the Company. The investments with indicated losses above include debt securities whose market values have declined due to interest rate fluctuations and equity securities whose decline appears to be due to normal market factors including the issuer’s financial performance. In determining that the investment is not other-than-temporarily impaired the Company considered reports of financial specialists and the volatility of the investment’s fair value.

U.S. Government Obligations.    The unrealized losses on the Company’s investments in U.S. Treasury obligations and direct obligations of U.S. government agencies were caused by interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost of the investment. Because the Company has the ability and intent to hold those investments until a recovery of fair value, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at September 30, 2005.

Federal Agency Mortgage-Backed Securities.    The unrealized losses on the Company’s investment in federal agency mortgage-backed securities were caused by interest rate increases. The Company purchased those investment securities at a premium relative to their face amount, and the contractual cash flows of those investments are guaranteed by an agency of the U.S. government. Accordingly, it is expected that the securities would not be settled at a price less than the amortized cost of the Company’s investment. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold those investments until a recovery of fair value, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at September 30, 2005.

Municipal Bonds.    The unrealized losses on the Company’s investments in municipal bonds were caused by interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost of the investment. Because the Company has the ability and intent to hold those investments until a recovery of fair value, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at September 30, 2005.

Mutual Fund.    The unrealized loss on the Company’s investment in the CRA Mutual Fund was caused by interest rate increases. The composition of the Fund includes Asset Backed Securities/CMOs, Targeted Mortgage-backed Securities, FNMA, Taxable Municipal Bonds, Money markets, and project loans. Because the company has the ability and intent to hold this investment until a recovery of fair value, the Company does not consider this investment to be other-than-temporarily impaired at September 30, 2005.

5.	LOANS RECEIVABLE

Loans receivable at September 30 are summarized as follows:

	2005	2004
Real estate loans:
Single-family residential	$133,438,043	$126,577,555
Multifamily residential	8,812,085	2,392,785
Agricultural	20,190,397	17,915,364
Commercial	135,810,958	135,325,967

Total real estate loans	298,251,483	282,211,671

Other loans:
Savings account loans	6,279,261	5,570,835
Commercial business	80,695,014	57,045,618
Other	52,150,010	44,408,877

Total other loans	139,124,285	107,025,330

Total loans receivable	437,375,768	389,237,001
Less:
Undisbursed loan proceeds	7,456,048	2,942,255
Unearned fees, net	172,412	213,150
Allowance for loan losses	3,209,261	3,765,500

Loans receivable, net	$426,538,047	$382,316,096

The Company originates adjustable rate mortgage loans to hold for investment. The Company also originates 15 year, 20 year and 30 year fixed-rate mortgage loans and sells substantially all new originations of such loans to outside investors. Such loans are typically originated for sale. These loans are typically held for sale only a short time, and were approximately $3.1 million and $1.5 million as of September 30, 2005 and 2004, respectively. Normally the short time between origination and sale does not provide for significant differences between cost and market values.

The Company is not committed to lend additional funds to debtors whose loans have been modified.

The Company grants real estate, commercial, consumer and agricultural real estate loans, primarily in north-eastern Arkansas and Tulsa County Oklahoma. Substantially all loans are collateralized by real estate or consumer assets.

6.	ACCRUED INTEREST RECEIVABLE

Accrued interest receivable at September 30 is summarized as follows:

	2005	2004
Securities	$1,050,443	$1,125,158
Loans receivable	3,437,394	3,070,945

TOTAL	$4,487,837	$4,196,103

7.	ALLOWANCE FOR LOAN AND FORECLOSED REAL ESTATE LOSSES

Activity in the allowance for losses on loans and foreclosed real estate for the years ended September 30, 2005, and 2004 is as follows:

	Loans	Foreclosed Real Estate
BALANCE, OCTOBER 1, 2003	$4,067,660	$88,293
Provision for losses	3,900,000	272,515
Balance transferred at acquisition	0	—
Charge-offs	(4,645,193)	(317,717)
Recoveries	443,033	34,264

BALANCE, SEPTEMBER 30, 2004	3,765,500	77,355
Provision for losses	525,000	161,200
Charge-offs	(2,309,202)	(201,244)
Recoveries	1,227,963	7,000

BALANCE, SEPTEMBER 30, 2005	$3,209,261	$44,311

The following is a summary of information pertaining to impaired and non-accrual loans:

	September 30,
	2005	2004
	(in thousands)
Impaired loans with a valuation allowance	$937	$8,426
Impaired loans without a valuation allowance	—	—

Total Impaired Loans	$937	$8,426

Valuation allowance related to impaired loans	$229	$1,474
Total non-accrual loans	$3,936	$4,666
Total loans past-due ninety days or more and still accruing	$161	$68

	Years Ended September 30,
	2005	2004
	(in thousands)
Average investment in impaired loans	$4,700	$8,562

Interest income recognized on impaired loans	$35	$355

Interest income recognized on a cash basis on impaired loans is not significantly different from interest recognized on impaired loans above. No additional funds are committed to be advanced in connection with impaired loans.

8.	PREMISES AND EQUIPMENT

Premises and equipment at September 30 are summarized as follows:

	2005	2004
Cost:
Land	$3,654,614	$3,102,389
Buildings and improvements	14,186,463	11,342,272
Furniture, fixtures, and equipment	5,481,484	4,897,854

	23,322,561	19,342,515
Less accumulated depreciation	(6,605,649)	(5,580,077)

TOTAL	$16,716,912	$13,762,438

The Company is obligated under various noncancelable operating leases for premises and equipment. Rental expense was $122,000, $131,000, and $157,000 for the years ended September 30, 2005, 2004 and 2003, respectively. Most of the leases contain options to extend for periods of 5 years.

9.	GOODWILL AND CORE DEPOSIT PREMIUMS, NET

There has been no change in the $8,847,572 carrying amount of goodwill for the years ended September 30, 2005 and 2004.

As of September 30, 2005 the Company has total core deposit intangible assets of $5,323,319 net of accumulated amortization of approximately $4,266,888. Core deposit intangible assets are estimated to have a useful life of 10 years.

The Company has no identifiable intangible assets with indefinite useful lives.

The amortization of core deposit premiums is reported in the “interest expense on deposits” line item of the Company’s Condensed Consolidated Statements of Income and Comprehensive Income. Total amortization expense for core deposit intangible assets was approximately $973,204, $944,696, and $1,095,933, for the years ended September 30, 2005, 2004, and 2003, respectively. Amortization expense for the net carrying amount of core deposit intangible assets at September 30, 2005 is estimated to be as follows:

Year ended September 30, 2006	$973,205
Year ended September 30, 2007	973,205
Year ended September 30, 2008	838,883
Year ended September 30, 2009	794,109
Year ended September 30, 2010	794,109
After September 30, 2010	949,808

Total	$5,323,319

10.	DEPOSITS

Deposits at September 30 are summarized as follows:

	2005	2004

Checking accounts, including noninterest-bearing deposits of $40,043,005 and $37,932,365 in 2005 and 2004, respectively	$200,411,165	$203,471,772
Passbook savings	45,846,512	48,146,023
Certificates of deposit	267,786,057	239,460,738

TOTAL	$514,043,734	$491,078,533

The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was $115,268,031 and $86,550,476 at September 30, 2005 and 2004, respectively.

At September 30, 2005, scheduled maturities of certificates of deposit are as follows:

Years ending September 30:	Total
2006	$177,443,418
2007	37,617,390
2008	27,984,165
2009	17,035,251
2010	8,360,161

Subtotal	$268,440,385
Unamortized acquisition adjustment	(654,328)

TOTAL	$267,786,057

Interest expense on deposits for the years ended September 30, 2005, 2004, and 2003, is summarized as follows:

	2005	2004	2003
Checking	$3,191,612	$3,529,430	$4,235,136
Passbook savings	851,069	585,210	1,832,958
Certificates of deposit	8,189,538	7,505,007	10,599,565

TOTAL	$12,232,219	$11,619,647	$16,667,659

11.	FEDERAL HOME LOAN BANK STOCK AND ADVANCES

The Company is required to purchase stock in the FHLB. Such stock may be redeemed at par but is not readily marketable. At September 30, 2005 and 2004, the Company had stock of $7,962,000 and $7,925,900, respectively. Pursuant to collateral agreements with the FHLB, advances are collateralized by all of the Company’s stock in the FHLB and by 75% of qualifying loans with a carrying value at September 30, 2005 and 2004, of approximately $136,739,960 and $166,416,957, respectively. Advances at September 30, 2005 and 2004, have maturity dates as follows:

	2005		2004
	Weighted Average Rate	Amount	Weighted Average Rate	Amount
September 30:
2005	—	$—	2.38%	$23,000,000
2006	2.93%	76,980,000	2.69%	58,980,000
2007	3.31%	49,500,000	3.31%	49,500,000
2008	3.95%	10,574,980	3.99%	10,779,661
2009	4.43%	5,000,000	4.43%	5,000,000
2010	7.03%	4,000,000	7.03%	4,000,000
Thereafter	6.97%	2,590,417	6.97%	2,637,208

TOTAL	3.36%	$148,645,397	3.18%	$153,896,869

Interest expense on FHLB advances was $4,997,198, $3,657,921, and $1,223,039, for the years ended September 30, 2005, 2004, and 2003, respectively. Interest rates on all FHLB advances are fixed as of September 30, 2005.

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

For the year ended September 30, 2005, 2004 and 2003, interest expense incurred on the trust preferred securities totaled $1,440,363, $1,286,688, and $1,292,519, respectively. Such interest is shown under interest expense as a separate line item, in the consolidated statements of income and comprehensive income.

13.	DEFERRED COMPENSATION

The Company has funded and unfunded deferred compensation agreements with a former executive and non-officer members of the Board of Directors. The plans limit the ability of the executive to compete with the Company and require that the directors continue to serve for a specified period of time. The amount of expense related to such plans for the years ended September 30, 2005, 2004, and 2003, was approximately $14,000, $13,000, and $48,000, respectively. During the years ended September 30, 2005 and 2004, an additional expense of $1,600 and $3,000, respectively, was incurred relating to separation agreements with officers. As of September 30, 2005 and 2004, approximately $302,000, and $447,000, respectively was payable under the remaining agreements.

On March 2, 1999, the Company, the Bank, and an executive entered into an Employment Separation Agreement and Release (the “Agreement”). The Agreement provides, among other things, for the payment by the Company to the executive of $2,750,000, in installments of not less than $150,000 annually, with the entire unpaid amount due upon the executive’s death. The unpaid balance, including accrued interest, was approximately $1,875,000 and $1,983,000 at September 30, 2005 and 2004, respectively.

14.	RETIREMENT PLAN AND EMPLOYEE STOCK OWNERSHIP PLAN

The Company has a defined contribution retirement plan. The plan covers all employees who have accumulated one year with 1,000 hours of service in each year. A flat percentage rate, selected by discretion of the Board of Directors, is applied to the base salary of each eligible employee. The Company made no contributions to the plan for the years ended September 30, 2005, 2004 and 2003.

The Company established an Employee Stock Ownership Plan (“ESOP”) on March 31, 1998. In 2003, the ESOP established a $2.0 million line of credit with the Company that was to be used to purchase additional shares of Company stock. In 2004, the ESOP established a second $2.0 million line of credit with the Company that was to be used to purchase additional shares of Company stock. Both loans were collateralized by the shares that were purchased with the proceeds of the loan; as of September 30, 2004, the ESOP owed $0.3 million on the first line of credit and $1.8 million on the second line of credit.

During October 2004, the ESOP established a third line of credit for $3.1 million with the Company to be used to payoff the outstanding balances of $0.3 million on the first line of credit and the $1.8 million on the second line of credit and purchase up to $1.0 million in additional shares of Company stock on or before December 31, 2005. The loan is collateralized by shares that were purchased with the proceeds of the loans; as of September 30, 2005, the ESOP had drawn $0.5 million of the $1.0 million available to draw by December 31, 2005 and owed $2.1 million on the line of credit. As the loan is repaid, ESOP shares will be allocated to participants of the ESOP and are available for release to the participants subject to the vesting provisions of the ESOP. The Company contributed $503,605, $717,636, and $799,113, respectively, to the ESOP in years ended September 30, 2005, 2004, and 2003.

The Company also has a supplemental retirement plan for certain executive officers. The plan requires that a set amount be deposited into a trust each year until the executive officers reach 60 years of age. The amount of expense related to such plans was approximately $122,000, for each of the years ended September 30, 2005, 2004, and 2003, respectively.

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

Income tax provision (benefit) for the years ended September 30 is summarized as follows:

	2005	2004	2003
Current	$608,894	$2,787,834	$2,363,892
Deferred	487,640	(1,324,590)	22,697

TOTAL	$1,096,534	$1,463,244	$2,386,589

The net deferred tax amount, which is included in other assets (liabilities), consisted of the following:

	2005	2004
Deferred tax assets:
Deferred compensation	$869,288	$971,848
Allowance for loan losses	1,857,974	2,662,913
Unrealized loss on available-for-sale securities	980,512	—
Other	17,946	31,330

Total deferred tax assets	3,725,720	3,666,091
Deferred tax liabilities:
Core Deposit Premiums	(1,001,136)	(1,100,531)
Mark to Market on Deposits	(156,643)	(410,512)
Mark to Market on Loans	(21,351)	(216,824)
Unrealized gain on available-for-sale securities	—	(85,484)
FHLB stock dividends	(214,572)	(149,759)
Other	(470,444)	(419,762)

Total deferred tax liabilities	(1,864,146)	(2,382,872)

Net deferred tax asset (liability)	$1,861,574	$1,283,219

The income tax provision differed from the amounts computed by applying the federal income tax rates as a result of the following:

	2005		2004		2003
Expected income tax expense	34.0%	$1,496,541	34.0%	$1,672,752	34.0%	$2,611,522
Exempt income	(8.1)	(358,600)	(6.4)	(314,175)	(3.6)	(275,331)
Cash surrender value of life insurance	(2.4)	(104,851)	(2.2)	(107,839)	(2.0)	(155,423)
State tax, net of federal benefit	2.4	104,345	3.3	161,551	2.3	175,673
Other	(0.6)	(40,901)	1.0	50,955	0.4	30,148

TOTAL	25.3%	$1,096,534	29.7%	$1,463,244	31.1%	$2,386,589

The Company provides for the recognition of a deferred tax asset or liability for the future tax consequences of differences in carrying amounts and tax bases of assets and liabilities. Specifically exempted from this provision are bad debt reserves for tax purposes of U.S. savings and loan associations in the association’s base year, as defined. Base year reserves total approximately $3,600,000 at September 30, 2005. Consequently, a deferred tax liability of approximately $1,378,000 related to such reserves is not provided for in the statement of financial condition at September 30, 2005.

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

As of September 30, 2005 and 2004, the most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total, tangible, and core capital ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution’s category.

The Bank’s actual capital amounts (in thousands) and ratios are also presented in the table:

	Actual		Required For Capital Adequacy Purposes		Required To Be Categorized As Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of September 30, 2005:
Tangible capital to tangible assets	$49,414	6.80%	$10,903	1.50%	N/A	N/A
Core capital to adjusted tangible assets	49,414	6.80	29,074	4.00	$36,343	5.00
Total capital to risk weighted assets	52,623	11.50	36,595	8.00	45,743	10.00
Tier I capital to risk weighted assets	49,414	10.80	18,297	4.00	27,446	6.00
As of September 30, 2004:
Tangible capital to tangible assets	$48,269	6.88%	$10,525	1.50%	N/A	N/A
Core capital to adjusted tangible assets	48,269	6.88	28,066	4.00	$36,082	5.00
Total capital to risk weighted assets	52,035	12.59	33,070	8.00	41,337	10.00
Tier I capital to risk weighted assets	48,269	11.68	16,535	4.00	24,802	6.00

17.	RETAINED EARNINGS

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

The weighted average numbers of shares used in the basic and diluted earnings per share calculation are set out in the table below:

	Year Ended September 30
	2005	2004	2003
Basic EPS weighted average shares	4,492,462	4,470,913	4,345,113
Add dilutive effect of unexercised options	78,772	126,184	69,730

Dilutive EPS weighted average shares	4,571,234	4,597,097	4,414,843

19.	CONTINGENCIES

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

At September 30, 2005, the Company’s off-balance sheet arrangements principally included lending commitments, which are described below. At September 30, 2005, the Company had no interests in non-consolidated special purpose entities. At September 30, 2005, commitments included:

Total approved loan origination commitments outstanding were $13.3 million, with $5.0 million in loans committed to sell.

Rate lock agreements with customers of $5.0 million, all of which have been locked with an investor.

Undisbursed balances of construction loans of $7.5 million.

Total unused lines of credit of $21.1 million.

Outstanding letters of credit of $0.6 million.

Total certificates of deposit scheduled to mature in one year or less of $176.9 million.

Total unfunded commitments to originate loans for sale and the related commitments to sell of $5.0 million meet the definition of a derivative financial instrument; the related asset and liability are considered immaterial at September 30, 2005.

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

Commitments to Extend Credit and Financial Guarantees—Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty.

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

The Company has not incurred any losses on its commitments in any of the three years in the period ended September 30, 2005.

21.	RELATED PARTY TRANSACTIONS

In the normal course of business, the Company has made loans to its directors, officers, and their related business interests. In the opinion of management, related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectability. The aggregate dollar amount of loans outstanding to directors, officers, and their related business interests total approximately $13,110,829, and $8,202,890 at September 30, 2005, and 2004, respectively. During the year ended September 30, 2005, total principal additions were $11,565,398 and total principal payments were $6,657,459.

Deposits from related parties held by the Company at September 30, 2005, and 2004, amounted to $4,823,108 and $5,575,546, respectively.

22.	RESTRICTED STOCK AWARD PROGRAMS AND STOCK OPTION PLANS

1998 Stock Option Plan—The Company’s stockholders adopted the 1998 Stock Option Plan (“SOP”) on October 23, 1998. The SOP provides for a committee of the Company’s Board of Directors to award any one or a combination of incentive stock options, non-statutory or compensatory stock options, limited rights, dividend equivalent rights and reload options, representing up to 357,075 shares of the Company’s stock. The options will vest in equal amounts over five years beginning one year from the date of grant. Options granted vest immediately in the event of retirement, disability, or death and are generally exercisable for a three year period following such event. Outstanding stock options expire no later than 10 years from the date of grant. Under the SOP, options have been granted to directors and key employees of the Company. The exercise price in each case equals the fair market value of the Company’s stock at the date of grant. The Company granted 350,000 options on October 23, 1998, which have an exercise price of $9.00 per share, the fair value of the stock on that date. The weighted average remaining contractual life of the options as of September 30, 2005, is 3.1 years.

Stock Options Assumed in Acquisition—During the year ended September 30, 2002, the Company completed its acquisition of North Arkansas Bancshares, Inc. The Company assumed 30,970 in stock options granted to employees and directors of North Arkansas Bancshares, Inc. related to such acquisition. All options granted to non-employee directors shall expire one year after the non-employee director ceases to maintain continuous service.

A summary of the activity of the Company’s stock option plans is as follows:

	Shares	Weighted Average Exercise Price
Outstanding at October 01, 2003	296,257	$8.77
Granted	—
Exercised	(105,426)	$8.77
Forfeited	—

Outstanding at September 30, 2004	190,831	$8.77

Granted	—
Exercised	—
Forfeited	—

Outstanding at September 30, 2005	190,831	$8.77

Options exercisable at September 30, 2003	245,457	$8.73

Options exercisable at September 30, 2004	190,831	$8.77

Options exercisable at September 30, 2005	190,831	$8.77

1998 Recognition Plan—The 1998 Recognition and Retention Plan (“RRP”) provides for a committee of the Company’s Board of Directors to award restricted stock to key officers as well as non-employee directors. The RRP authorizes the Company to grant up to 142,830 shares of the Company’s common stock. The Committee granted 142,830 shares to key officers and non-employee directors on October 23, 1998.

Compensation expense was recognized based on the fair market value of the shares on the grant date of $9.00 over the vesting period. The shares vested equally over a five year period with the first vesting date of January 3, 2000. All expense associated with this plan has been recognized.

23.	OTHER COMPREHENSIVE INCOME

	Year Ended September 30, 2005
	Before Tax Amount	Tax Benefit	Net-of-Tax Amount
UNREALIZED GAINS (LOSSES) ON SECURITIES:
Unrealized holding gain (loss) on securities arising during period	$(2,161,632)	$734,955	$(1,426,677)
Less reclassification adjustment for gains included in net income	(565,939)	192,419	(373,520)

Other comprehensive income (loss)	$(2,727,571)	$927,374	$(1,800,197)

	Year Ended September 30, 2004
	Before Tax Amount	Tax Benefit	Net-of-Tax Amount
UNREALIZED GAINS (LOSSES) ON SECURITIES:
Unrealized holding gain (loss) on securities arising during period	$(2,063,261)	$701,509	$(1,361,752)
Less reclassification adjustment for gains included in net income	(385,867)	131,195	(254,672)

Other comprehensive income (loss)	$(2,449,128)	$832,704	$(1,616,424)

POCAHONTAS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2005, 2004, AND 2003

	Year Ended September 30, 2003
	Before Tax Amount	Tax Benefit	Net-of-Tax Amount
UNREALIZED GAINS (LOSSES) ON SECURITIES:
Unrealized holding gain (loss) on securities arising during period	$(732,723)	$249,125	$(483,598)
Less reclassification adjustment for gains included in net income	(324,225)	110,237	(213,988)

Other comprehensive income (loss)	$(1,056,948)	$359,362	$(697,586)

24.	SUBSEQUENT EVENTS

None.

25.	PARENT COMPANY ONLY FINANCIAL INFORMATION

The following condensed statements of financial condition as of September 30, 2005 and 2004, and condensed statements of income and cash flows for the years ended September 30, 2005 and 2004, for Pocahontas Bancorp, Inc. should be read in conjunction with the consolidated financial statements and the notes herein.

POCAHONTAS BANCORP, INC.

(PARENT COMPANY ONLY)

CONDENSED STATEMENTS OF FINANCIAL CONDITION

SEPTEMBER 30, 2005 AND 2004

	2005	2004
ASSETS
Deposit in Bank	$6,297,468	$5,625,122
Investment in Bank	62,061,533	63,528,842
Loan receivable	2,056,529	2,091,225
Investment securities	3,126,044	1,982,365
Other assets	1,323,652	764,572

TOTAL ASSETS	$74,865,226	$73,992,126

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accrued expenses and other liabilities	$3,659,300	$2,566,450
Deferred compensation	1,874,989	1,982,935
Trust preferred securities	16,962,683	16,941,917
Stockholders’ equity	52,368,254	52,500,824

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$74,865,226	$73,992,126

CONDENSED STATEMENTS OF INCOME

YEARS ENDED SEPTEMBER 30, 2005, 2004 AND 2003

	2005	2004	2003
INCOME:
Dividend from the Bank	$4,000,000	$5,500,000	$1,500,000
Interest and investment income	497,144	536,154	470,367

Total Income	4,497,144	6,036,154	1,970,367
EXPENSES:
Interest expense	1,568,526	1,335,162	1,349,429
Operating expenses	748,985	671,960	931,202

Total Expenses	2,317,511	2,007,122	2,280,631

EARNINGS (LOSS) BEFORE INCOME TAXES AND EQUITY IN UNDISTRIBUTED EARNINGS OF BANK SUBSIDIARY	2,179,633	4,029,032	(310,264)
INCOME TAX BENEFIT	726,535	517,437	741,403

EARNINGS (LOSS) BEFORE EQUITY IN UNDISTRIBUTED EARNINGS OF BANK SUBSIDIARY	2,906,168	4,546,469	431,139
EQUITY IN UNDISTRIBUTED EARNINGS (DISTRIBUTIONS IN EXCESS OF EARNINGS) OF BANK SUBSIDIARY	332,888	(1,089,855)	4,863,219

NET INCOME	$3,239,056	$3,456,614	$5,294,358

POCAHONTAS BANCORP, INC.

(PARENT COMPANY ONLY)

CONDENSED STATEMENTS OF CASH FLOWS

YEARS ENDED SEPTEMBER 30, 2005, 2004 AND 2003

	2005	2004	2003
OPERATING ACTIVITIES:
Net income	$3,239,056	$3,456,614	$5,294,358
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of Bank subsidiary	(332,888)	1,089,855	(4,863,219)
ESOP allocation	335,987	—	160,562
Amortization	20,766	20,767	20,767
Stock compensation	—	—	35,251
Changes in operating assets and liabilities:
Investment securities	(1,143,679)	(485,113)	(32,794)
Loan receivable	34,696	(1,553,104)	835,080
Other assets	(559,079)	166,505	614,662
Accrued expenses and other liabilities	623,938	(74,045)	(638,885)
Deferred compensation	(107,945)	(125,737)	(1,398,990)

Net cash provided by operating activities	2,110,852	2,495,742	26,792
INVESTING ACTIVITIES:
Cash acquired from acquisition of Marked Tree Bancshares, Inc.	—	—	7,667

Net cash provided by investing activities	—	—	7,667
FINANCING ACTIVITIES:
Options exercised	—	924,703	30,352
Dividends paid	(1,438,506)	(1,442,791)	(1,399,430)
Purchase of treasury stock	—	(230,344)	(1,214,027)

Net cash used by financing activities	(1,438,506)	(748,432)	(2,583,105)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	672,346	1,747,310	(2,548,646)
CASH AND CASH EQUIVALENTS:
Beginning of year	5,625,122	3,877,812	6,426,458

End of year	$6,297,468	$5,625,122	$3,877,812

POCAHONTAS BANCORP, INC.

Board of Directors

Ralph P. Baltz	Chairman of the Board, Tri-County Sand and Gravel, Pocahontas, Arkansas
Dwayne Powell	President and CEO, Jonesboro, Arkansas
A.J. Baltz, Jr	Owner Baltz Feed, Farmland, Commercial Properties, Pocahontas, Arkansas
Marc Van Camp	Retired Superintendent, Pocahontas Schools, Pocahontas, Arkansas
N. Ray Campbell	Owner Big Valley Trailers, Pocahontas, Arkansas
James A. Edington	Executive Vice President/Secretary, Pocahontas, Arkansas
Bruce Burrow	Commercial Real Estate Developer, Partner of MBC Holdings, LLC, Jonesboro, Arkansas
Lindley Smith	Former CEO of Bank of Tuckerman

Executive Officers

Ralph P. Baltz	Chairman of the Board
Dwayne Powell	President and CEO
Brad Snider	Executive Vice President and COO
Terry Prichard	Executive Vice President and CFO/Treasurer

POCAHONTAS BANCORP, INC

Main Office: 1700 E. Highland Jonesboro, Arkansas (870) 802-1700	Auditors: Deloitte & Touche LLP Little Rock, Arkansas
Special Counsel: Luse Gorman Pomerenk & Schick Washington, D.C.

Branch Offices:

Pocahontas Branch

203 W. Broadway

Pocahontas, Arkansas

(Opened 1935)

Corning Branch

309 Missouri Drive

Corning, Arkansas

(Opened 1983)

Hardy Branch

101 W. Main Street

Hardy, Arkansas

(Opened 1998)

Paragould Wal-Mart Branch

2802 W. Kings Hwy.

Paragould, Arkansas

(Opened 1999)

Swifton Branch

101 Main Street

Swifton, Arkansas

(Opened 2001)

Hoxie Branch

126 SW Texas

Hoxie, Arkansas

(Opened 2002)

Paragould Branch

3104 West Kingshighway

Paragould, Arkansas

(Opened 2005)

Walnut Ridge Branch

120 W. Main Street

Walnut Ridge, Arkansas

(Opened 1968)

Highland Branch

1566 Highway 62

Hardy, Arkansas

(Opened 1983)

Pocahontas Branch

205 Rice Street

Pocahontas, Arkansas

(Opened 2001)

Jonesboro Branch

209 W. Washington

Jonesboro, Arkansas

(Opened 2001)

Newport Branch

200 Olivia Drive

Newport Arkansas

(Opened 2002)

Marked Tree Branch

210 Frisco Street

Marked Tree, Arkansas

(Opened 2003)

Broken Arrow Branch

3101 W Kenosha

Tulsa, Oklahoma

(Opened 2005)

Jonesboro Branch

625 S.W. Drive

Jonesboro, Arkansas

(Opened 1976)

Lake City Branch

100 Cobean Blvd

Lake City, Arkansas

(Opened 1998)

Pocahontas Wal-Mart Branch

1415 Hwy 67 South

Pocahontas, Arkansas

(Opened 1998)

Tuckerman Branch

106 E. Main Street

Tuckerman, Arkansas

(Opened 2001)

Imboden Branch

201 E 3rd Street

Imboden, Arkansas

(Opened 2002)

Jonesboro Branch

3513 E Johnson Ave.

Jonesboro, Arkansas

(Opened 2005)

Transfer Agent:

Registrar and Transfer Company

10 Commerce Drive

Cranford, NJ 07016

(800) 368-5918

NASDAQ Market Makers

UBS Securities, LLC

1 North Wacker Drive

35th Floor

Chicago, IL 60606

Citadel Investment Group, LLC.

131 South Dearborn Street

Chicago, IL 60603

Ryan Beck & Co.

18 Columbia Turnpike

Florham Park, NJ 07932

FTN Midwest Securities Corp

350 Madison Avenue

New York, NY 10017

Common Shares
Pocahontas Bancorp. Inc. common stock is listed and traded on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) National Market under the symbol PFSL	Inquiries regarding stock transfer, registration, lost certificate changes in name and/or address should be directed in writing to the Transfer Agent at the above address.

Annual Meeting

The annual meeting of stockholders will be held at 2:00 pm, Arkansas Time, on February 8, 2006 at the Jonesboro Country Club, 1408 E. Nettleton Avenue, Jonesboro, Arkansas